UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KEYCORP

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Focused Forward

2016 Proxy Statement and

Notice of 2016 Annual Meeting

of Shareholders

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

April 6, 2016

Dear Shareholder,

We are pleased to invite you to KeyCorp’s 2016 Annual Meeting of Shareholders on Thursday, May 19, 2016. The meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, beginning at 8:30 a.m., local time.

The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. We encourage you to read it carefully before voting. We hope you will attend the meeting, but even if you plan to attend we encourage you to vote your shares in advance of the meeting by telephone, online, or by returning your completed proxy card to us.

Every shareholder vote is important and we want to ensure your shares are represented at the meeting. Please vote your shares as promptly as possible.

Thank you for your continued support of KeyCorp. We look forward to seeing you at the meeting.

Sincerely,

Beth E. Mooney

Chairman of the Board and

Chief Executive Officer

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Notice of Annual Meeting of Shareholders of KeyCorp

Date and Time:	Thursday, May 19, 2016, at 8:30 a.m., local time

Place:	One Cleveland Center 1375 East Ninth Street Cleveland, Ohio 44114

Items of Business:

At the meeting, the shareholders will vote on the following matters:

1.     Election of the 14 directors named in the proxy statement to serve for one-year terms expiring in 2017;

2.     Ratification of the appointment by the Audit Committee of the KeyCorp Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2016;

3.     Advisory approval of KeyCorp’s executive compensation;

4.     Approval of the KeyCorp 2016 Annual Performance Plan;

5.     A shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles; and

6.     Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date:	Shareholders of record of KeyCorp common shares at the close of business on Thursday, March 24, 2016, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Delivery of Proxy Materials:	We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 8, 2016. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.

Internet Availability of Proxy Materials:	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 19, 2016: Our 2016 proxy statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2015, are available at www.envisionreports.com/key.

Voting:	It is important that your shares are represented and voted at the meeting. You may vote by telephone, online, or by mailing your signed proxy card in the enclosed return envelope if the proxy statement was mailed to you. If you do attend the meeting, you may withdraw any previously-voted proxy and personally vote on any matter properly brought before the meeting.

By Order of the Board of Directors

Paul N. Harris

Secretary and General Counsel

April 6, 2016

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Proxy Statement

The Board of Directors of KeyCorp (“Key,” the “Company,” “our,” “us” or “we”) is furnishing you with this proxy statement to solicit shareholder proxies to be voted at the 2016 Annual Meeting of Shareholders to be held on May 19, 2016 (the “Annual Meeting”), and at all postponements and adjournments thereof. The 2016 Annual Meeting will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114.

The mailing address of our principal executive office is 127 Public Square, Cleveland, Ohio 44114. KeyCorp employs the cost-effective and environmentally-conscious “notice and access” delivery method. This allows us to give our shareholders access to a full set of our proxy materials online. Beginning on or about April 8, 2016, we will send to most of our shareholders, by mail or e-mail, a notice explaining how to access our proxy materials and vote online. This notice is not a proxy card and cannot be used to vote your shares. On or about April 8, 2016, we will also begin mailing paper copies of our proxy materials to shareholders who have requested them.

All record holders of KeyCorp common shares at the close of business on Thursday, March 24, 2016, are entitled to vote. On that date, there were 828,150,168 KeyCorp common shares outstanding. Holders of KeyCorp common shares are entitled to one vote for each share held of record.

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement before you vote.

2016 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	C&O	NCGC	Risk	Executive
Bruce D. Broussard	53	2015	Yes		✓
Joseph A. Carrabba	63	2009	Yes		Chair	✓		✓
Charles P. Cooley	60	2011	Yes	Chair		✓		✓
Alexander M. Cutler (1)	64	2000	Yes		✓	Chair		✓
H. James Dallas	57	2005	Yes	✓
Elizabeth R. Gile	60	2010	Yes			✓	Chair
Ruth Ann M. Gillis	61	2009	Yes				✓
William G. Gisel, Jr.	63	2011	Yes		✓
Richard J. Hipple	63	2012	Yes	✓
Kristen L. Manos	56	2009	Yes	✓				✓
Beth E. Mooney	60	2010	No					Chair
Demos Parneros	53	2014	Yes				✓
Barbara R. Snyder	60	2010	Yes		✓			✓
David K. Wilson	61	2014	Yes				✓

(1)	Serves as KeyCorp’s independent Lead Director.

2015 Performance Highlights

In 2015, KeyCorp made significant progress by improving financial performance, executing against strategic priorities and investing to improve our returns and create value for shareholders. In evaluating our 2015 performance, the Compensation and Organization Committee considered the following:

Focused Forward: KeyCorp and First Niagara: On October 30, 2015, KeyCorp announced its entrance into a definitive agreement to acquire First Niagara Financial Group, Inc. (“First Niagara”). First Niagara, headquartered in Buffalo, N.Y., had $40 billion in assets, $29 billion in deposits and 392 banking offices in the Northeast as of December 31, 2015. The combined bank would be the 13th largest commercial bank headquartered in the U.S. The acquisition was approved by KeyCorp’s shareholders and by First Niagara’s stockholders on March 23, 2016. The closing of the transaction is subject to customary closing conditions, including regulatory approvals, and is expected to occur in the third quarter of 2016.

 2016 Proxy Statement Summary

Executive Compensation Highlights

Our compensation philosophy is to:

•	Make pay decisions based on performance of the Company, the business unit and the individual;
•	Deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives; and
•	Support sustainable performance with policies that are focused on prudent risk-taking and the balance between risk and reward.

We support our compensation program with a number of best practices in governance and executive compensation, including the following:

What We Do:	What We Don’t Do:

☑       Impose robust stock ownership guidelines

☑      Subject shares to post-vesting holding period

☑       “Double trigger” change of control agreements

☑       Use tally sheets

☑      Review share utilization

☑       Retain an independent compensation consultant

☑      Subject all incentives to risk adjustment and clawback

☒ No employment agreements for executive officers ☒ No tax gross-ups ☒ No SERPs ☒ No hedging or pledging of KeyCorp securities ☒ No “timing” of equity grants ☒ No repricing of stock options

In 2015, Key made significant progress as we improved our financial performance, executed against our strategic priorities, and made investments to improve our returns and create value for our shareholders. Our 2015 compensation highlights include the following:

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some of our corporate governance best practices include:

Director Elections

•	Annual elections for all directors (page 1)
•	Majority voting in uncontested elections (page 2)

Board Independence

•	All director nominees, other than Ms. Mooney, are independent under the New York Stock Exchange’s and KeyCorp’s standards of independence (page 17)
•	Our standing Board committees (Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk) consist solely of independent directors (page 12)
•	Independent Lead Director—Alexander M. Cutler—with extensive responsibilities (page 11)
•	Annual Lead Director evaluation and review of Board leadership structure by independent directors (pages 11 and 12)
•	Prior approval from the Lead Director of the Board agenda, schedule and materials (page 11)

Standing Board Committees

•	Audit Committee—14 meetings in 2015 (page 13)
•	Compensation and Organization Committee—8 meetings in 2015 (page 14)
•	Nominating and Corporate Governance Committee—6 meetings in 2015 (page 15)
•	Risk Committee—7 meetings in 2015 (page 15)

Practices and Policies

•	Experienced, diverse Board membership
•	Commitment to Board refreshment, with an average tenure of 5.1 years and nine new directors added since 2010 (page 11)
•	Independent directors met in executive session at every regular 2015 Board meeting
•	Approximately 95% average attendance by directors at Board and committee meetings
•	Strong Board leadership in the oversight of enterprise risk (page 16)
•	Annual disclosure of KeyCorp political spending (page 21)
•	Strong director education program (page 20)

Shareholder Engagement

•	Active shareholder engagement program (page 19)
•	Directors are available to meet with our larger shareholders

For a more detailed discussion concerning KeyCorp’s corporate governance practices, please refer to the section entitled “The Board of Directors and Its Committees” beginning on page 11 of this proxy statement.

Proposals for the Annual Meeting

Proposal	Page	Board Recommendation

1. Election of Directors You are being asked to elect 14 directors. Each of the nominees is standing for election to hold office until the 2017 Annual Meeting of Shareholders.	1	“FOR” each nominee

2. Auditor Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditor for fiscal year 2016. One or more representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions from shareholders.	62	“FOR”

3. Say-on-Pay You are being asked to give advisory approval of compensation paid to KeyCorp’s Named Executive Officers (as defined on page 26 of this proxy statement). This advisory vote is held on an annual basis.	63	“FOR”

4. Approval of KeyCorp 2016 Annual Performance Plan You are being asked to approve the material terms of the performance goals under the KeyCorp 2016 Annual Performance Plan, as amended and restated, in order to allow us to continue to provide awards under the plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.	64	“FOR”

5. Shareholder Proposal Seeking to Separate Chairman and Chief Executive Officer Roles A shareholder proposal requesting that KeyCorp adopt a policy and amend its governance documents so that the role of Chairman of the Board of Directors be held by an independent director is being presented for vote.	68	“AGAINST”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 24, 2016.

Voting Online:	Registered holders can go to www.envisionreports.com/key and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form.

Voting by Telephone:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.

Voting in Person:	If you choose to attend the Annual Meeting in person, you will be asked to present photo identification and proof that you own KeyCorp common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

i

 2016 Proxy Statement—Table of Contents

ii

PROPOSAL ONE: Election of Directors

Our Board of Directors (the “Board”), elected by KeyCorp’s shareholders, oversees the business and management of KeyCorp. Members of the Board monitor and evaluate KeyCorp’s business performance through regular communication with the CEO and senior management and by participating in Board and Board committee meetings. The Board is committed to sound and effective corporate governance policies and high ethical standards. The size of the Board is currently fixed at 14 members. Under KeyCorp’s Regulations, directors are elected to one-year terms expiring at each subsequent Annual Meeting of Shareholders.

Director Recruitment and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. All director nominees must have a record of high integrity and other requisite personal characteristics and must be willing to make the time commitment required of directors. The Nominating and Corporate Governance Committee uses the following criteria when evaluating candidates who may become nominees for director:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role with a large or recognized organization (profit or nonprofit, private sector, governmental, or educational);

•	a high level of professional or business expertise relevant to KeyCorp (including information technology, global commerce, marketing, finance, banking or the financial industry, or risk management);

•	in the case of non-employee directors, satisfaction of the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors;

•	the candidate does not serve as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; and

•	the ability to think and act independently, as well as the ability to work constructively in the overall Board process.

The criteria used in director recruitment are flexible guidelines to assist in evaluating and focusing the search for director candidates.

The Board also considers whether the candidate would enhance the diversity of the Board in terms of gender, race, experience, and/or geography. The current composition of the Board reflects the Nominating and Corporate Governance Committee’s focus in this area and the importance of diversity to the Board as a whole, with five female directors, including the Chairman of our Board, and one minority director.

In evaluating Board nominees who satisfy the above criteria, the committee also considers:

•	the skills and business experience currently needed for the Board by using a comprehensive skills matrix;

•	the current and anticipated composition of the Board in light of the business activities and strategic direction of KeyCorp and the diverse communities and geographies served by KeyCorp; and

 2016 Proxy Statement—Proposal One: Election of Directors

•	the interplay of the candidate’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the committee deems appropriate.

The Chair of the Nominating and Corporate Governance Committee extends an invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director after discussion with and approval by the committee as a whole. If the candidate accepts, the Nominating and Corporate Governance Committee recommends the candidate to the entire Board for final approval.

The Nominating and Corporate Governance Committee retains an independent search firm to assist with identifying director candidates. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve its fees and the other terms of its engagement.

The Nominating and Corporate Governance Committee utilizes a matrix approach that tracks each director’s and director nominee’s qualities and qualifications in a tabular format to assist the committee in maintaining a well-rounded, diverse, and effective Board. In addition, the matrix approach helps the Nominating and Corporate Governance Committee identify any qualities, qualifications, and experience for potential director nominees that would help improve the composition of and add value to the Board.

The Nominating and Corporate Governance Committee is continually in the process of identifying potential director candidates, and individual Board members are encouraged to submit any potential nominee to the Chair of the Nominating and Corporate Governance Committee. Shareholders may also submit potential director nominees by providing appropriate prior written notice to the Secretary of KeyCorp. Page 73 of this proxy statement includes important information for shareholders who intend to submit a director nomination for the 2017 Annual Meeting of Shareholders.

In accordance with the terms of the merger agreement pursuant to which KeyCorp will acquire First Niagara (the “Merger”), KeyCorp will add three current members of First Niagara’s board of directors selected by First Niagara and reasonably acceptable to KeyCorp (including the Nominating and Corporate Governance Committee) to KeyCorp’s Board of Directors. It is anticipated that at the effective time of the Merger, the number of directors on the KeyCorp Board will be increased from 14 to 17 and that, in accordance with the practices and process outlined herein and in accordance with KeyCorp’s Regulations, our Board will appoint the three new directors to fill the vacancies created.

Election Process

KeyCorp has adopted a majority voting standard in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director nominee will continue to serve as a “holdover director,” but must submit to the Board an offer to resign as a director. The Nominating and Corporate Governance Committee will consider the holdover director’s resignation and will submit a recommendation to accept or reject the resignation to the Board. The Board (excluding the holdover director) will act on the committee’s recommendation and publicly disclose its decision.

2016 Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the individuals identified on the following pages for election as directors. Each nominee is currently a director of KeyCorp. Biographical information for each nominee is provided as of the most recent practicable date.

The Board believes that the qualifications and experience of the director nominees, as described below, will contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that the directors, individually and as a whole, possess the necessary qualifications to provide effective oversight of KeyCorp’s business and quality advice and counsel to KeyCorp’s management.

If elected, each nominee will continue to serve as a director until KeyCorp’s 2017 Annual Meeting of Shareholders or until he or she resigns or is otherwise removed and his or her successor is duly elected and qualified. There is no reason to believe that any of these director nominees will be unable or unwilling to serve if elected. Should any nominee be unable to accept nomination or election, the proxies may be voted for the election of a substitute nominee recommended by the Board. Alternatively, the Board may recommend a shareholder vote holding the position vacant, to be filled by the Board at a later date.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the director nominees identified on the following pages.

 2016 Proxy Statement—Proposal One: Election of Directors

Bruce D. Broussard

Age:	53
Director Since:	2015
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	Humana, Inc. (since 2013) U.S. Physical Therapy, Inc. (1999–2011)
Biography:	Mr. Broussard is the President and Chief Executive Officer and a Director of Humana, Inc., a publicly-held health and well-being company. Prior to his election as Humana’s Chief Executive Officer in 2013 and as President in 2011, Mr. Broussard held numerous senior executive and senior financial roles with McKesson Corporation, a health care services company, and its predecessor U.S. Oncology. Mr. Broussard also previously served as a director of U.S. Physical Therapy, Inc. from 1999 to 2011. Mr. Broussard is a member of the Business Roundtable and a member of the Board of Directors of America’s Health Insurance Plans (AHIP), serving on AHIP’s Executive Committee.

Select Qualifications and Experience

●	Significant executive leadership experiences in the highly-regulated healthcare and insurance industries, including Chief Executive and Chief Financial Officer roles with Humana, McKesson Corporation, Harbor Dental, Inc., Sun Healthcare Group, Inc., and Regency Health Services, Inc.

●	Extensive financial and accounting background with healthcare and health insurance companies and major global accounting firms.

Joseph A. Carrabba

Age:	63
Director Since:	2009
KeyCorp Committee(s):	Compensation and Organization (Chair) Nominating and Corporate Governance Executive
Other Public Directorships:	Newmont Mining Corporation (since 2008) Cliffs Natural Resources Inc. (2006–2013) TimkenSteel Corporation (since 2014)
Biography:	From 2006 until his retirement in November 2013, Mr. Carrabba served as Chairman, President, and Chief Executive Officer of Cliffs Natural Resources Inc., a publicly-held international mining and natural resources company. Mr. Carrabba joined Cliffs in 2005 from Rio Tinto, a global mining company, where he served in a variety of leadership capacities worldwide.

Select Qualifications and Experience

●	Significant leadership experiences as the former Chairman, President, Chief Executive Officer and Chief Operating Officer of Cliffs Natural Resources Inc., as former President and Chief Operating Officer of Diavik Diamond Mines, Inc., and as former General Manager of Weipa Bauxite Operation of Comalco Aluminum.

●	Held primary responsibility for significant international operations of Cliffs Natural Resources Inc. and other companies in Asia, Canada, Australia, and Europe.

Charles P. Cooley

Age:	60
Director Since:	2011
KeyCorp Committee(s):	Audit (Chair) Nominating and Corporate Governance Executive
Other Public Directorships:	Modine Manufacturing Company (since 2006)
Biography:	Mr. Cooley was the Chief Financial Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals and technologies in the global transportation, industrial, and consumer markets, from 1998 until his retirement in 2011. Mr. Cooley had global responsibility for The Lubrizol Corporation’s finance function and its corporate development and strategic planning activities. Mr. Cooley is the Chair of the Board of Trustees of Hawken School in Cleveland and a Trustee of the Cleveland Institute of Music. He is also a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

●	Former Chief Financial Officer of The Lubrizol Corporation, where he was responsible for finance, accounting, and capital planning. Held finance positions of increasing responsibility at Atlantic Richfield Company for over fifteen years, including treasury, capital markets, corporate development, external reporting, and operating segment financial management. Mr. Cooley qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

●	As Chief Financial Officer of The Lubrizol Corporation, had significant responsibility for financial risk management of a global publicly-traded enterprise.

Alexander M. Cutler

Age:	64
Director Since:	2000
KeyCorp Committee(s):	Nominating and Corporate Governance (Chair) Compensation and Organization Executive
Other Public Directorships:	Eaton (since 2000) E.I. du Pont Nemours and Company (since 2008)
Biography:	Mr. Cutler is KeyCorp’s independent Lead Director. Since 2000, he has been the Chairman and Chief Executive Officer of Eaton, a publicly-held, global diversified power management company with approximately 97,000 employees that sells products to customers in more than 175 countries. He is a member of the board of directors of the Greater Cleveland Partnership, United Way of Greater Cleveland, and the Musical Arts Association.

Select Qualifications and Experience

●	Experience across a wide range of senior management and executive roles with Eaton and certain of its predecessor companies. Significant corporate governance experience and public company board experience through his role as Chairman of Eaton, his service on the E.I. du Pont Nemours and Company board, and as a former member of the Executive Committee of the Business Roundtable.

●	Extensive experience negotiating and completing acquisitions and divestitures and integrating acquired companies gained through leadership positions with Eaton.

 2016 Proxy Statement—Proposal One: Election of Directors

H. James Dallas

Age:	57
Director Since:	2005
KeyCorp Committee(s):	Audit
Other Public Directorships:	Cappella Education Company (since 2015)
Biography:	In 2013, Mr. Dallas retired as Senior Vice President of Quality and Operations at Medtronic Inc., a global medical technology company. Mr. Dallas, who joined Medtronic Inc. in 2006, had previously served as Senior Vice President and Chief Information Officer at Medtronic Inc. Mr. Dallas’s responsibilities included executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also served as a member of Medtronic Inc.’s executive management team. Mr. Dallas is an independent consultant focusing on information technology strategy and risk. He also serves as vice chairman of the Atlanta Community Food Bank.

Select Qualifications and Experience

●	Significant experience with information technology, information technology security and data privacy, including prior service as the Chief Information Officer of Medtronic Inc. and, prior to that, as Chief Information Officer of Georgia-Pacific Corporation.

●	As Chief Information Officer for major public corporations, had primary responsibility for risks related to information technology and security. As Senior Vice President of Quality and Operations with Medtronic Inc., held significant responsibility for operational risk management.

Elizabeth R. Gile

Age:	60
Director Since:	2010
KeyCorp Committee(s):	Risk (Chair) Nominating and Corporate Governance
Biography:	In 2005, Ms. Gile retired from Deutsche Bank AG where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). From 2007 to 2009, Ms. Gile was Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company. Ms. Gile has been a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas since 2005 and serves in leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

●	A distinguished career in the banking, finance, and capital markets industries with leading global financial institutions. Significant roles with J.P. Morgan, Deutsche Bank AG, and Toronto Dominion Securities managing loan portfolios, capital markets, derivatives and corporate lending transactions, and credit research.

●	As Global Head of the Loan Exposure Management Group for Deutsche Bank AG, had global responsibility for managing the credit risk of loans and lending-related commitments, giving her experience in identifying, assessing, and managing risk exposures of a large, complex financial firm.

Ruth Ann M. Gillis

Age:	61
Director Since:	2009
KeyCorp Committee(s):	Risk
Other Public Directorships:	Potlatch Corporation (2003–2013) SnapOn Incorporated (since 2014) Voya Financial Inc. (since 2015)
Biography:	From 2008 until her retirement in 2014, Ms. Gillis served as the Executive Vice President and Chief Administrative Officer of the Exelon Corporation, a publicly-held electric utility company. Ms. Gillis also served as President of Exelon Business Services Company, a subsidiary of Exelon Corporation. She served as a member of the Exelon Corporation’s executive committee, pension investment committee, and the corporate risk management committee, and was a member of the Exelon Foundation Board. Prior to those roles, she served as Chief Financial Officer of Exelon Corporation. Ms. Gillis serves on the Boards of Trustees of the Field Museum, Lyric Opera of Chicago, Goodman Theatre and Vision 2020.

Select Qualifications and Experience

●	Served as Chief Financial Officer of Exelon Corporation and as Chief Financial Officer and Treasurer of Unicom Corporation.

●	Significant experience with operational and financial risk management as Chief Administrative Officer and former Chief Financial Officer of Exelon Corporation. Extensive leadership and experience leading organizations in highly-regulated industries such as banking, healthcare and utilities.

William G. Gisel, Jr.

Age:	63
Director Since:	2011
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	MOD-PAC CORP. (2002–2013) Moog Inc. (since 2012)
Biography:	Mr. Gisel is the President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3 billion. Rich Products Corporation is a leading supplier to the consumer products, food service and bakery segment of the food industry internationally. Prior to becoming Chief Executive Officer in 2006, Mr. Gisel began his career at Rich Products Corporation as General Counsel and also spent four years at Philips, Lytle, LLC. Mr. Gisel is a member of the Board of Directors of the Grocery Manufacturers Association and a Trustee of John R. Oishei Foundation.

Select Qualifications and Experience

●	In various capacities with Rich Products Corporation, led the company’s expansion into foreign markets, including Asia, Africa, Europe, and Latin America. As President of Rich Products Corporation’s Food Group and its Chief Operating Officer, managed the international expansion of Rich Products Corporation through acquisitions and organic growth.

●	As Chief Executive Officer of Rich Products Corporation, responsible for directing the company’s overall strategy and its worldwide business operations. Has held positions of increasing responsibility with Rich Products Corporation, including as Chief Operating Officer and President of the company’s Food Group and Executive Vice President for International and Strategic Planning.

 2016 Proxy Statement—Proposal One: Election of Directors

Richard J. Hipple

Age:	63
Director Since:	2012
KeyCorp Committee(s):	Audit
Other Public Directorships:	Materion Corporation (since 2006) Ferro Corporation (since 2007)
Biography:	Mr. Hipple is the Chairman of the Board, President, and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a publicly-held manufacturer of highly engineered advanced materials and related services. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion Corporation since 2006 and President since 2005. Prior to that, Mr. Hipple served in the steel industry for 26 years in a number of capacities, including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple is a trustee for the Manufacturers Alliance for Productivity and Innovation, Inc. and Chairman of the Trustees of the Cleveland Institute of Music, and a director of the Greater Cleveland Partnership.

Select Qualifications and Experience

●	Extensive exposure to global commerce as Chief Executive Officer of Materion Corporation, which serves customers in more than 50 countries and employs 2,500 people worldwide, and as lead director of Ferro Corporation, a leading developer in technologies for the ceramics, electronics, glass, and pigment markets with facilities in 26 countries and sales in more than 100 countries. With significant experience in the oversight and management of financial risks, Mr. Hipple qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

●	Significant corporate governance and executive-level management experience, including as Chairman, President, and Chief Executive Officer of Materion Corporation and as Chairman of the Compensation Committee of Ferro Corporation, both publicly-traded companies.

Kristen L. Manos

Age:	56
Director Since:	2009
KeyCorp Committee(s):	Audit Executive
Other Public Directorships:	American Capital, Ltd. (since 2015)
Biography:	Ms. Manos is a partner with Sanderson Berry, a business strategy and advisory services firm. In 2014, Ms. Manos retired as President, Americas, of Wilsonart LLC, the leading producer of high pressure decorative laminate products in North America, a position she held beginning in February 2012. From 2004 to 2009, Ms. Manos served as Executive Vice President of Herman Miller, Inc., a global manufacturer and distributor of furnishings for a wide variety of professional and residential environments. Ms. Manos was President of Herman Miller North American Office Environments, where she directly participated in corporate risk evaluation, risk management, and scenario planning for clients and their facilities. She has previously served on the boards of Select Comfort Corporation, Holland Hospital, and International Relief and Development, where she also served as Interim Chief Executive Officer for four months in 2014.

Select Qualifications and Experience

●	As President, Americas, of Wilsonart LLC, Ms. Manos was responsible for the direction and operation of a $600 million organization, and led the company through its sale to private equity. In prior roles as Executive Vice President and President of Herman Miller North American Office Environments, was responsible for the direction and operation of a $1.5 billion organization.

●	During her tenure with Herman Miller, Inc., held responsibility for marketing and development where she established a branding strategy and a vertical selling strategy in education and healthcare. Responsible for high-level business strategy, development, and assessment as a partner with Sanderson Berry.

Beth E. Mooney

Age:	61
Director Since:	2010
KeyCorp Committee(s):	Executive (Chair)
Other Public Directorships:	AT&T (since 2013)
Biography:	Ms. Mooney has been KeyCorp’s Chairman and Chief Executive Officer since May 1, 2011. She was elected President and Chief Operating Officer on November 18, 2010 and served in that role until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as Vice Chair and head of Key Community Bank. Prior to joining KeyCorp, Ms. Mooney served in a number of executive and senior finance roles with banks and bank holding companies including AmSouth Bancorp (where she served as Chief Financial Officer), Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group, and Republic Bank of Texas/First Republic. Ms. Mooney is a member of The Clearing House, Chairman of the Greater Cleveland Partnership, a Board Member of Catalyst, the Financial Services Roundtable, and the Federal Reserve Board of Cleveland, and a Trustee of the Musical Arts Association and the Cleveland Clinic Foundation.

Select Qualifications and Experience

●	Over 30 years of financial services experience in retail banking, commercial lending, and real estate financing with KeyCorp and other significant banking organizations across the United States. Significant executive and leadership experience in prior roles such as Chief Operating Officer of KeyCorp and Chief Financial Officer of AmSouth Bancorp.

●	As Chief Executive Officer and former Chief Operating Officer of KeyCorp, leads the operations of one of the largest financial service companies in the United States with nearly 14,000 employees. Provides critical insight on KeyCorp’s business and operations to the Board of Directors.

Demos Parneros

Age:	54
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	From January 2013 until March 2016, Mr. Parneros was President, North American Stores and Online, for Staples, Inc., the world’s largest office products supply company and second largest internet retailer with 2015 revenues of more than $20 billion and 34,000 full-time employees worldwide. Previously, Mr. Parneros served as President, U.S. Stores, for Staples, Inc. He joined Staples, Inc. in October 1987, and served in various capacities including Senior Vice President of Operations from March 1999 to March 2002 and Vice President of Operations from October 1996 to February 1999.

Select Qualifications and Experience

●	Held executive responsibility for Staples, Inc.’s largest business segment, North American Stores and Online, and for all aspects of Staples, Inc.’s online and mobile retail operation. In this position, had responsibility for creating, communicating, and implementing company vision and direction, and providing leadership in negotiations with vendors and firms.

●	Extensive experience developing complementary and integrated online and brick and mortar retail strategies, integrating technology into traditional retail stores to enhance convenience and the customer experience, and leveraging mobile and online experiences to capture next-generation consumers.

 2016 Proxy Statement—Proposal One: Election of Directors

Barbara R. Snyder

Age:	60
Director Since:	2010
KeyCorp Committee(s):	Compensation and Organization Executive
Other Public Directorships:	Progressive Insurance Corporation (since 2014)
Biography:	Ms. Snyder has been the President of Case Western Reserve University, a private research university located in Cleveland, Ohio, since 2007. Prior to joining Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She served as a faculty member of OSU’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder serves on the boards of several nonprofit organizations including the Greater Cleveland Partnership. She was the chair of the board of the Business-Higher Education Forum, an organization of senior business and higher education leaders dedicated to strengthening America’s competitiveness by partnering on workforce solutions. She is also on the board of the American Council on Education, which represents more than 1,400 colleges and universities in the U.S.

Select Qualifications and Experience

●	President of Case Western Reserve University, one of the nation’s leading universities and a major private research institution with significant focus on science, engineering, and technology. Since 2007, Case Western Reserve University has tripled undergraduate admissions applications, become twice as selective, and dramatically increased the academic quality of the entering class.

●	Under Ms. Snyder’s leadership, Case Western Reserve University has experienced unprecedented fundraising success, setting new records for annual attainment and reaching a $1 billion capital campaign goal two years ahead of schedule.

David K. Wilson

Age:	61
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Until his retirement in January 2014, Mr. Wilson served in a variety of positions with the Office of the Comptroller of the Currency (“OCC”) over the course of a 32-year career, including as Examiner-In-Charge (“EIC”) of two global banks and in a number of policy focused roles. In 2009, Mr. Wilson transitioned from Large Bank EIC into policy work, initially as Senior National Bank Examiner and co-chair of the OCC’s National Risk Committee. In 2010, he was appointed Deputy Comptroller for Credit and Market Risk. He then briefly served as Senior Deputy Comptroller and Chief National Bank Examiner before returning to the field as an EIC. Mr. Wilson is an independent consultant focusing on bank regulatory and risk strategy matters. He is also a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

●	Significant bank regulatory and risk strategy expertise, including providing advice and counsel to the Comptroller of the Currency, testifying before Congress, developing policy, and regulatory rulemaking following the Dodd-Frank Act.

●	Extensive experience and understanding of the financial services regulatory climate, including participating in the Financial Stability Oversight Council (“FSOC”), serving as the OCC representative on FSOC’s Systemic Risk Committee, and chairing the Federal Financial Institutions Examination Council Task Force on Supervision.

The Board of Directors and Its Committees

During 2015, the Board was comprised of 13 independent directors, including Mr. Broussard who was elected at the 2015 Annual Meeting of Shareholders, and one member of management (Ms. Mooney). The Board has added three new directors since 2014. The average tenure of our current Board members is 5.1 years, with a median of five years.

Board Leadership Structure

Our Board is committed to independent Board leadership. The Board’s independent leadership and oversight responsibilities are realized through the guidance of our independent Lead Director, through our independent Board committee chairs, and through the full involvement of each of our 13 independent directors. KeyCorp’s independent directors have elected Alexander M. Cutler, who has served on the Board since 2000, as the Board’s independent Lead Director for 2016.

Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors held after each regularly scheduled Board meeting;

•	serves as liaison between the Chairman and the independent directors;

•	approves Board meeting schedules as well as meeting materials and agendas for each full Board meeting and executive sessions of independent directors;

•	has the authority to call meetings of the independent directors or the full Board at any time;

•	if requested by major shareholders, is available for consultation and direct communication;

•	is in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp, and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage;

•	advises on the retention of independent consultants to the Board;

•	interviews all candidates for election to the Board;

•	oversees changes to the composition of Board committees;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent committee Chairs, providing guidance, coordination, and advice for the committees;

•	together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer; and

•	is available for additional duties as they may arise.

The Lead Director seeks input from independent directors during executive sessions with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent directors while engaging in the agenda-building process.

Annually, the independent directors assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is conducted with the Lead Director excused from participation.

 2016 Proxy Statement—The Board of Directors and Its Committees

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. Four of our independent directors are or have been chief executive officers with public companies.

In 2011, the Board elected Beth Mooney as KeyCorp’s Chairman and Chief Executive Officer. The Board believes that KeyCorp has been well served by Ms. Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, and our 12 other independent Board members provide the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place to facilitate the work of the Board and its committees, results in the Board effectiveness and efficiency that our shareholders expect. At last year’s Annual Meeting, 76% of the shares represented at the meeting voted against a shareholder proposal to separate the roles of Chairman and Chief Executive Officer.

The Board annually (and periodically when KeyCorp’s facts and circumstances change, such as when a new Chief Executive Officer is appointed) evaluates KeyCorp’s leadership structure in light of KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. As a large financial institution subject to significant regulation, KeyCorp—now more than ever in this era of heightened and increasing regulatory expectations—must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, through our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

The Board believes it is in the best interest of KeyCorp and its shareholders to maintain the flexibility to determine the best way to realize independent Board leadership, rather than establishing a leadership structure through rigid policy. In this regard, our Regulations provide the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it deems necessary from time to time and on a case-by-case basis.

Board and Committee Membership

KeyCorp’s Board of Directors delegates various responsibilities and authority to its four standing committees: Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk. The Board has also established an Executive Committee that serves the functions described on page 15 of this proxy statement. The committees regularly report on their activities and actions to the full Board. The Board, with the recommendation of the Nominating and Corporate Governance Committee and in consultation with the Lead Director, appoints the members of the committees, and has determined that each member of a standing committee is an independent director under New York Stock Exchange independence standards. The following table summarizes the current membership of the Board and its committees as of the date of this proxy statement, and the number of times the Board and each committee met in 2015.

Name	KeyCorp Board	Audit	Compensation and Organization	Nominating and Corporate Governance	Risk	Executive
Bruce D. Broussard	✓		✓
Joseph A. Carrabba	✓		Chair	✓		✓
Charles P. Cooley	✓	Chair		✓		✓
Alexander M. Cutler	Lead		✓	Chair		✓
H. James Dallas	✓	✓
Elizabeth R. Gile	✓			✓	Chair
Ruth Ann M. Gillis	✓				✓
William G. Gisel, Jr.	✓		✓
Richard J. Hipple	✓	✓
Kristen L. Manos	✓	✓				✓
Beth E. Mooney	Chair					Chair
Demos Parneros	✓				✓
Barbara R. Snyder	✓		✓			✓
David K. Wilson	✓				✓
Total 2015 Meetings	11	14	8	6	7	0

At every regularly-scheduled Board meeting, the independent members of the Board met in executive session (i.e., without Ms. Mooney or any other employee of KeyCorp present). The members of the Board attended, on average, approximately 95% of meetings held by the Board of Directors and the Board committees on which the directors served during 2015. No director attended less than 75% of such meetings. KeyCorp Board members are expected to attend the Annual Meeting of Shareholders, and all Board members did so for the 2015 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Charles P. Cooley, H. James Dallas, Richard J. Hipple, and Kristen L. Manos are its members. The Board of Directors has determined that Mr. Cooley and Mr. Hipple each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards.

 2016 Proxy Statement—The Board of Directors and Its Committees

The Audit Committee oversees the development of, and reviews, the financial information provided to KeyCorp’s shareholders. The committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor, oversees the audit fees negotiations with our independent auditor, and has sole authority to approve audit fees. Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity, and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. As part of this evaluation, the Audit Committee reviews and considers the results of the Public Company Accounting Oversight Board’s annual inspection of the independent external auditor. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. In connection with the required rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the independent auditor’s new lead engagement partner.

The Audit Committee also has responsibility over all KeyCorp risk review functions (including internal audit), financial reporting, legal matters, and fraud risk. The committee oversees any material examinations of KeyCorp and its affiliates conducted by federal, state, or other authorities, and may supervise and direct any other special projects or investigations the committee deems necessary. Together with the Risk Committee, the Audit Committee oversees and reviews our allowance for loan and lease losses methodology. The Audit Committee also serves as the audit committee for KeyCorp’s subsidiary, KeyBank. The Audit Committee has adopted a Policy Statement on Independent Auditing Firm’s Services and Related Fees, which governs the Audit Committee’s pre-approval process for services provided by the independent audit firm and fees paid to such firm. Further discussion of this policy can be found on page 60 of this proxy statement under the heading “Pre-Approval Policies and Procedures.”

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. Such correspondence should be addressed to “Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and should be marked “Confidential.”

Compensation and Organization Committee

The Compensation and Organization Committee (the “Compensation Committee”) supports KeyCorp’s efforts to attract, retain, develop, and reward talent so that we can achieve our business objectives. In this regard, the Compensation Committee is responsible for overseeing the compensation of our senior executives, certain of our compensation programs, and our talent management and organizational development processes. This oversight allows the committee to evaluate the competitiveness of our compensation programs and assess the effectiveness of our succession planning, leadership development, and strategic hiring objectives. The Compensation Committee approves the performance goals, performance objectives, and the compensation of the Chief Executive Officer and the other senior executives and evaluates their performance relative to those goals and objectives. In approving compensation, the Compensation Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and her direct reports as to the compensation of other senior executives. Neither the Chief Executive Officer nor her direct reports play any role in setting the level of their own compensation.

The Compensation Committee also establishes our overall compensation philosophy and oversees the implementation of this philosophy as it relates to our incentive compensation arrangements, including through approval of our incentive compensation policy. The committee is responsible for enforcing the compensation clawback policy. The Compensation Committee additionally appoints, directs, and oversees its independent advisors and performs the additional duties described in its Charter. The Compensation Committee may delegate its authority to a subcommittee of its members.

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards. Further discussion of the Compensation Committee can be found beginning on page 26 of this proxy statement under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends to the Board nominees to stand for election as directors. The committee oversees the annual Board self-assessment process (including individual director self-assessments and the evaluation of the Lead Director), as well as KeyCorp’s policies and practices on significant issues of corporate social responsibility. The committee also oversees corporate governance matters generally, oversees and reviews KeyCorp’s directors’ and officers’ liability insurance program, and supports the Compensation and Risk Committees by facilitating a meeting of all independent Board committee Chairs to discuss the linkage between enterprise risk and compensation at KeyCorp.

The Nominating and Corporate Governance Committee annually reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans. It uses market data to aid it in its annual review. No executive officer of KeyCorp has any role in determining the amount of director compensation, although the committee may seek assistance from our executive officers in designing equity compensation programs for directors.

Risk Committee

The Risk Committee is responsible for assisting the Board with strategies, policies, procedures, and practices relating to the assessment and management of KeyCorp’s enterprise-wide risks, including credit risk, market risk, liquidity risk, compliance risk, operational risk, and other risks. The committee plays a crucial role in overseeing KeyCorp’s capital adequacy and compliance with regulatory capital requirements. Annually, the committee reviews and approves capital plan submissions to KeyCorp’s regulatory authorities and recommends dividends and share repurchase authorizations to the Board consistent with approved capital plans. In addition, the Risk Committee may exercise such authority as the Board delegates in connection with the authorization, sale, and issuance by KeyCorp of debt and other equity securities. Together with the Audit Committee, the Risk Committee oversees and reviews the allowance for loan and lease losses methodology.

Executive Committee

The Executive Committee exercises the authority of the Board, to the extent permitted by law, on any matter requiring Board or committee action between Board or committee meetings.

 2016 Proxy Statement—The Board of Directors and Its Committees

Board Oversight of Risk

Our Board leadership and committee structure supports the Board’s risk oversight function. Generally, each Board committee oversees the following risks:

•	The Risk Committee has primary oversight responsibility for enterprise-wide risk at KeyCorp, including credit risk, market risk, liquidity risk, compliance risk, operational risk, as well as reputational and strategic risks, and oversight of the actions taken to mitigate these risks.

•	The Audit Committee has primary oversight responsibility for internal audit, financial reporting, legal matters, and fraud risk.

•	The Compensation Committee has primary oversight responsibility for risks related to KeyCorp’s compensation policies and practices.

The Audit and Risk Committees jointly oversee and review the allowance for loan and lease losses methodology.

The committees receive, review, and evaluate management reports on risk for their areas of risk oversight. At each Board meeting, the Chair of each Board committee reports to the full Board on risk oversight issues.

KeyCorp has formed a senior level management committee, the Enterprise Risk Management Committee (“ERM Committee”), consisting of Ms. Mooney and other senior officers at KeyCorp, including William L. Hartmann, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is central to seeing that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Policy that encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Committee of the Board, and minutes of the ERM Committee’s meetings are provided to the Risk Committee for its review. The Board of Directors approves the Enterprise Risk Management Policy and sets the overall level of risk KeyCorp is willing to accept and manage in pursuit of its strategic objectives.

Oversight of Compensation-Related Risks

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite and defined risk tolerances, and shareholders’ interests. Reviews of KeyCorp’s compensation plans by the Compensation Committee and KeyCorp management did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp or that would incentivize excessive risk-taking. The Compensation Committee also reviewed KeyCorp’s compensation plans to monitor compliance with KeyCorp’s risk management tolerances and safety and soundness requirements.

KeyCorp has a well-developed governance structure for its incentive compensation programs, including roles for the Board of Directors, senior management, lines of business and control functions. The Board oversees KeyCorp’s incentive compensation programs, primarily through its Compensation Committee, with additional input and guidance from its Nominating and Corporate Governance, Risk, and Audit Committees. In addition to directly approving compensation decisions for senior executives, the Compensation Committee also approves KeyCorp’s overall Incentive Compensation Program and Policy so that KeyCorp’s incentive compensation practices remain in alignment with KeyCorp’s risk management practices. KeyCorp’s Incentive Compensation Program and Policy are intended to enhance KeyCorp’s risk management practices by rewarding appropriate risk-based performance.

We maintain a detailed and effective strategy for implementing and executing incentive compensation arrangements that provide balanced risk-taking incentives. KeyCorp’s incentive compensation arrangements are designed, monitored, administered, and tested by a multidisciplinary team drawn from various areas of KeyCorp, including Risk Management. This team is charged with seeing that our incentive compensation arrangements align with risk management practices and support the safety and soundness of the organization. From initial plan design to individual awards, KeyCorp’s program incorporates sound compensation principles and risk-balancing at every stage of the incentive compensation process, including:

•	the identification of employees who have the ability to influence or control material risk;

•	the use of risk-balancing mechanisms across all incentive plans that take into account the primary risks associated with employee roles;

•	the deferral of incentive compensation to balance risk and align an employee’s individual interests with KeyCorp’s future success and safety and soundness;

•	the development of clawback policies and procedures to recoup certain incentive compensation paid to employees in the event of certain risk-based events; and

•	the annual assessment of risk-balancing features, the degree to which selective plan design features affect risk-taking, the alignment of incentive metrics with business objectives, the overall competitiveness of the pay opportunity, the participation of control functions, and the effectiveness of monitoring and administration of the plans.

Director Independence

The Board of Directors has determined that all members of the Board of Directors (i.e., Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Broussard, Carrabba, Cooley, Cutler, Dallas, Gisel, Hipple, Parneros, and Wilson), other than Ms. Mooney, are independent directors and independent for purposes of the committees on which they serve. This determination was made after reviewing the relationship of these individuals to KeyCorp in light of KeyCorp’s Standards for Determining Independence of Directors and the independence standards set by the New York Stock Exchange.

To determine the independence of the members of the Board, the Board considered certain transactions, relationships, or arrangements described below between those directors, their immediate family members, or their affiliated entities, on the one hand, and KeyCorp or one or more of its subsidiaries, on the other hand. The Board determined that all of these transactions, relationships, or arrangements were made in the ordinary course of business, were made on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party, complied with applicable banking laws, were immaterial, and did not impair any director’s independence.

 2016 Proxy Statement—The Board of Directors and Its Committees

The chart below sets forth the transactions, relationships, and arrangements considered by the Board and determined to be immaterial:

	Personal and Family Relationships		Affiliated Entity Relationships
Name	Consumer Banking Products	Credit Relationships (1)	Affiliated Entity	Relationship to Entity	Type of Transaction, Relationship or Arrangement	2015 Aggregate Magnitude (2)
Bruce Broussard	—	—	Humana	President and Chief Executive Officer	Direct Commercial Lease	< 1%
Joseph A. Carrabba	✓	✓	—	—	—	—
Charles P. Cooley	✓	✓	—	—	—	—
Alexander M. Cutler	✓	✓	Eaton	Chairman and CEO	Revolving lines of credit	< 1%
H. James Dallas	✓	✓	—	—	—	—
William G. Gisel, Jr.	✓	✓	—	—	—	—
Richard J. Hipple	✓	✓	Materion Corporation	President, Chairman, and CEO	Revolving and standby lines of credit	< 1%
Kristen L. Manos	✓	—	—	—	—	—
Demos Parneros	—	✓	Staples, Inc.	President, North American Stores and Online(3)	Provider of office supplies to KeyCorp and its subsidiaries	< 1%
Barbara R. Snyder	✓	—	Case Western Reserve University	President	Revolving and standby lines of credit	< 1%

(1)	May include extensions of credit (including mortgages, home equity lines of credit, personal lines of credit, credit cards, or similar products) and other credit-related products.

(2)	The value of the transactions with affiliated entities and the outstanding principal balance of loans and other credit relationships with affiliated entities in this column did not in any of the last three fiscal years exceed 1% of the consolidated gross revenue of either KeyCorp, on the one hand, or the affiliated entity, on the other hand.

(3)	Mr. Parneros held the position of President, North American Stores and Online with Staples, Inc. until March 2016.

Related Party Transactions

Any transaction, relationship, or arrangement with KeyCorp or its subsidiaries in which a KeyCorp director, executive officer, or other related person has a direct or indirect material interest is subject to KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. The Nominating and Corporate Governance Committee is responsible for applying the policy and uses the following factors identified in the policy in making its determinations:

•	whether the transaction conforms to KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests;

•	whether the terms of the transaction are comparable to terms that could be obtained in arms’ length dealings with an unrelated third party;

•	whether the transaction must be disclosed under Item 404 of Regulation S-K under the Exchange Act; and

•	whether the transaction could call into question the independence of any of KeyCorp’s non-employee directors.

The policy provides exceptions for certain transactions, including those available to all KeyCorp employees generally, those involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, those involving the reimbursement of routine business expenses, and those occurring in the ordinary course of business.

Banking and Credit Transactions with KeyCorp Executive Officers and Directors

From time to time during 2015, the directors identified in the table above, some of our executive officers, and some of their immediate family members and affiliated entities were customers of or had transactions with KeyBank or other KeyCorp subsidiaries in the ordinary course of business. Additional transactions and banking relationships may continue in the future. All loans, loan commitments, and transactions involving other financial products and services with our directors and executive officers were made in the ordinary course of business on substantially the same terms, including interest rate and collateral terms, as those prevailing at the time for comparable transactions with unrelated third parties and did not present heightened risks of collectability or other unfavorable features to KeyCorp or its subsidiaries.

Loans and extensions of credit by KeyBank to our directors, executive officers, and their affiliated entities were made in compliance with Regulation O under federal banking law and KeyBank’s related policies and procedures. In addition to satisfying the standard set forth in the preceding paragraph, our Regulation O policies and procedures require that:

•	the amount of credit extended does not exceed individual and aggregate lending limits, depending upon the identity of the borrower and the nature of the loan; and

•	any extension of credit in excess of $500,000 be approved by the Board of Directors of KeyBank.

Shareholder Engagement

In order for management and the Board to better understand and consider shareholders’ perspectives, we regularly communicate with our larger shareholders to solicit and discuss their views on governance, executive compensation and other matters. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our shareholders.

During fiscal 2015, members of management and our independent Lead Director participated in discussions with a number of institutional shareholders, including many of our largest shareholders. Overall, participating investors expressed support for the Company’s governance and compensation practices, including our current board leadership structure. Feedback received during these meetings is presented to and discussed by the Nominating and Corporate Governance Committee, Compensation Committee and, as appropriate, other Board committees and the entire Board.

After considering feedback received from shareholders in recent years, we have:

•	formalized additional responsibilities for the independent Lead Director and added disclosure about the Lead Director’s activities (see page 11 of this proxy statement);

•	formalized an annual evaluation of the Lead Director and incorporated the evaluation process in our Corporate Governance Guidelines;

•	increased our website disclosure with respect to our political spending and activity;

•	provided additional disclosure about the Audit Committee’s oversight and engagement of the independent auditor in the Audit Committee Report at page 61 in this proxy statement; and

•	created a robust summary (at pages S-1 to S-4 in this proxy statement) and enhanced our Compensation Discussion and Analysis that begins at page 26 in this proxy statement.

 2016 Proxy Statement—The Board of Directors and Its Committees

In addition, our Chief Executive Officer, Chief Financial Officer, Director of Investor Relations and other members of our senior management team receive regular feedback from the investment community—through investor visits, meetings and conferences—regarding our strategy, financial results and other topics of interest, and regularly brief our Board on this feedback.

Director Education

Throughout the year, our directors participate in continuing education activities and receive educational materials on a wide variety of topics (including, for example, corporate governance, the financial services industry, executive compensation, risk management, finance and accounting). Annually, the Board holds director education sessions focusing on topics suggested by the directors at the November meeting of the Board and its committees. From time to time, our directors may also attend seminars and other educational programs at KeyCorp’s expense. These educational opportunities provide our directors with timely updates on best practices among our peers and in the general marketplace and further supplement our directors’ significant business and leadership experiences.

Communication with the Board

Shareholders may submit comments about KeyCorp to the directors in writing at KeyCorp’s headquarters at 127 Public Square, Cleveland, Ohio 44114. Correspondence should be addressed to “Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and marked “Confidential.”

Corporate Governance Documents

The KeyCorp Board of Directors’ Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons, and KeyCorp’s Statement of Political Activity for 2015 are all posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at (216) 689-4221.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines (the “Guidelines”) that detail the Board’s corporate governance duties and responsibilities, many of which are described herein. The Guidelines take into consideration, and are reviewed annually and updated periodically to reflect, best practices in corporate governance and applicable laws and regulations. The Guidelines address a number of matters applicable to directors (such as director qualification standards and independence requirements, share ownership guidelines, and succession planning and management) and management (such as stock ownership guidelines for management and procedures for the annual evaluation of our Chief Executive Officer). The Nominating and Corporate Governance Committee undertook a comprehensive review of the Guidelines in 2015, and our Board approved a revised set of Guidelines in January 2016.

Code of Ethics

We are committed to the highest standards of ethical integrity. Accordingly, the Board of Directors has adopted a Code of Ethics for all of KeyCorp’s (and its subsidiaries’) employees, officers, and directors, which was last amended in July 2015. We will promptly disclose any waiver or amendment to our Code of Ethics for our executive officers or directors on our website. Our Code of Ethics ensures that each employee, officer, and director understands the basic principles that govern our corporate conduct and our core values of Teamwork, Respect, Accountability, Integrity, and Leadership.

Statement of Political Activity

An important part of our commitment to our community includes active participation in the political and public policy process that impacts the lives of our customers, shareholders, and business. As a large financial institution, our business is highly regulated at the federal, state, and local levels. We believe it is critically important to take a constructive role in the political process that will shape the future of business, our industry, and our community.

The Nominating and Corporate Governance Committee of the Board meets annually with a member of KeyCorp’s Government Relations team to review KeyCorp’s policies and practices regarding political contributions. Policies and practices reviewed by the Nominating and Corporate Governance Committee include KeyCorp’s policies regarding doing business with public entities, the Government Relations pre-approval process for ballot issue support and the KeyCorp Advocates Fund (political action committee) annual report.

A statement of our political activities, including our annual political contributions, is made available to our shareholders on our website: www.key.com/ir.

Ownership of KeyCorp Equity Securities

The following table reports the number of KeyCorp equity securities that were beneficially owned by the directors of KeyCorp, the Named Executive Officers, and all directors, nominees for director and all executive officers of KeyCorp as a group, and each person reported to us to beneficially own more than 5% of our common shares. Beneficially-owned KeyCorp equity securities include directly or indirectly owned KeyCorp common shares and any KeyCorp common shares that could be acquired within 60 days of the record date through the exercise of an option or through the vesting or distribution of deferred shares. The column “Other Deferred Shares Owned” reports the number of deferred shares owned that will not vest or be distributed within 60 days of the record date.

This information is provided as of the record date, March 24, 2016.

Name	Common Shares	Options (1)	Deferred Shares (2)(3)(4)	Total Beneficial Ownership (5)	Total Beneficial Ownership as a % of Outstanding Common Shares (6)	Other Deferred Shares Owned (2)(3)(4)	Combined Beneficial Ownership and Other Deferred Shares Owned (5)
Bruce D. Broussard	10,000	—	3,085	13,085	—	—	13,085
Edward J. Burke	131,494	366,504	—	497,998	—	294,520	792,518
Joseph A. Carrabba	22,985	—	—	22,985	—	28,990	51,975
Charles P. Cooley	20,000	—	—	20,000	—	55,617	75,617
Alexander M. Cutler	35,000	—	—	35,000	—	135,188	170,188
H. James Dallas	49,508	—	9,636	59,144	—	28,457	87,601
Dennis A. Devine	64,189	19,493	—	83,682	—	138,879	222,561
Elizabeth R. Gile	10,495	—	3,085	13,580	—	28,699	42,279
Ruth Ann M. Gillis	32,900	—	—	32,900	—	69,564	102,464
William G. Gisel, Jr.	17,900	—	—	17,900	—	28,990	46,890
Christopher M. Gorman	380,247	640,815	—	1,021,062	—	544,067	1,565,129
Richard J. Hipple	13,145	—	3,085	16,230	—	22,820	39,050
Donald R. Kimble	110,676	18,913	—	129,589	—	342,573	472,162
Kristen L. Manos	66,673	—	—	66,673	—	72,086	138,759
Beth E. Mooney	568,901	1,647,336	—	2,216,237		937,616	3,153,853
Demos Parneros	14,000	—	6,222	20,222	—	—	20,222
Barbara R. Snyder	13,879	—	—	13,879	—	58,046	71,925
David K. Wilson	11,500	—	3,085	14,585	—	—	14,585
All directors and executive officers as a group (27 persons)	2,126,234	3,787,204	28,199	5,941,637	—	3,849,307	9,790,944
The Vanguard Group (7)	—	—	—	72,060,448	8.70%	—	—
State Street Corporation (8)	—	—	—	49,090,114	5.93%	—	—
BlackRock, Inc. (9)	—	—	—	73,487,914	8.87%	—	—

(1)	This column includes options (including in-the-money and out-of-the-money options) to acquire KeyCorp common shares exercisable on or within 60 days of March 24, 2016.

(2)

Deferred shares issued under the prior KeyCorp Directors’ Deferred Share Plan or the current Directors’ Deferred Share Sub-Plan to the KeyCorp 2013 Equity Compensation Plan (the “Directors’ Deferred Share Sub-Plan”) are payable three years from their award date, one-half in cash and one-half in common shares, or immediately if a director separates from the Board for any reason prior to the third anniversary of the award. A director may elect to defer the payment of all or some of his or her deferred shares beyond the third anniversary of the award date (“Further Deferred Shares”). In that case, the Further Deferred Shares will be distributed entirely in common shares on (and only on) the deferral date selected by the director. Deferred shares payable in common shares

(other than Further Deferred Shares) are included in the column “Deferred Shares” because they may be distributed to the director as common shares immediately upon separation from the Board. Further Deferred Shares, and directors’ fees that have been deferred under the Directors’ Deferred Share Sub-Plan or, previously, the KeyCorp Second Directors’ Deferred Compensation Plan, are included in the column “Other Deferred Shares Owned” because they are only payable on the deferral date selected by the director, which is not on or within 60 days of March 24, 2016 for any director. Deferred shares payable in cash are not reflected in this table. For more information, please see “Directors’ Compensation” on page 58 of this proxy statement.

(3)	The column “Deferred Shares” includes deferred shares, performance units, and restricted stock units held by executive officers that will be payable in KeyCorp common shares on or within 60 days of March 24, 2016. Deferred shares, performance units, and restricted stock units payable in common shares to executive officers, but not on or within 60 days of March 24, 2016, are reported in the column “Other Deferred Shares Owned.” Performance units are subject to vesting based on the achievement of certain performance goals, as discussed in the Compensation Discussion and Analysis beginning on page 26 of this proxy statement. The number of performance units set forth in these columns reflects a “target” amount of performance units determined for each executive officer on the grant date. The number of performance units that ultimately vest as common shares for each executive officer may be higher or lower depending upon actual performance relative to the performance goals at the end of the measurement period.

(4)	Deferred shares, performance units, and restricted stock units payable in common shares do not have common share voting rights or investment power until the shares or units have vested or been distributed as common shares in accordance with the plan or agreement under which they were granted or awarded.

(5)	Totals may not foot due to rounding.

(6)	No director or executive officer beneficially owns (and collectively all 27 directors and executive officers do not beneficially own) common shares, and options, deferred shares, performance units, and restricted stock units payable in common shares on or within 60 days of March 24, 2016, totaling more than 1% of the outstanding common shares of KeyCorp. The percentages set forth in this column for the holders of more than 5% of our common shares appear as reported by each such holder to the Securities and Exchange Commission on Schedules 13G, as discussed below.

(7)	Based solely upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 10, 2016. Vanguard reported that it owned beneficially 72,060,448 common shares, held sole voting power over 1,533,361 common shares, held sole power to dispose or to direct the disposition of 70,408,974 common shares, held shared voting power over 80,300 common shares, and held shared power to dispose or to direct the disposition of 1,651,474 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,296,579 common shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 591,677 common shares as a result of its serving as investment manager of Australian investment offerings. The reported address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Based solely upon information contained in the Schedule 13G filed by State Street Corporation (“State Street”) with the Securities and Exchange Commission on February 16, 2016. State Street reported that it owned beneficially, and had shared voting power and shared power to dispose or to direct the disposition of, 49,090,114 common shares. Each of the following entities has been identified by State Street as a direct or indirect subsidiary that beneficially owns KeyCorp common shares: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors (Japan) Co., Ltd.; and State Street Global Advisors (Asia) Limited. The reported address of State Street and its subsidiaries is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(9)	Based solely upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on February 10, 2016. BlackRock reported that it owned beneficially and held sole power to dispose or to direct the disposition of 73,487,914 common shares, and held sole power to vote or direct the voting power over 63,116,277 common shares. The reported address of BlackRock is 55 East 52nd Street, New York, NY 10055.

 2016 Proxy Statement—Ownership of KeyCorp Equity Securities

Executive Officer and Director Equity Ownership Guidelines

KeyCorp’s Corporate Governance Guidelines state that, by the fifth anniversary of his or her election to the Board or as an officer of KeyCorp: (i) each non-employee director should own KeyCorp equity securities with a value at least equal to five times KeyCorp’s non-employee director annual retainer, including at least 1,000 directly-owned KeyCorp common shares; (ii) the Chief Executive Officer should own KeyCorp equity securities with a value at least equal to six times her base salary, including at least 10,000 directly-owned KeyCorp common shares; (iii) the senior executives who are members of KeyCorp’s Management Committee should own KeyCorp equity securities with a value at least equal to three times his or her base salary, including at least 5,000 directly-owned KeyCorp common shares; and (iv) other senior executives should own KeyCorp equity securities with a value at least equal to two times his or her base salary, including at least 2,500 directly-owned KeyCorp common shares. For more information, please see our Compensation Discussion and Analysis beginning on page 26 of this proxy statement.

Pledging and Speculative Trading of KeyCorp Securities

Our insider trading policy restricts our employees, officers and directors from engaging in speculative trading transactions involving KeyCorp securities and restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our securities. During 2015, no director or executive officer pledged as collateral or engaged in speculative trading with respect to any KeyCorp securities.

Section 16(a) Beneficial Ownership Reporting Compliance

KeyCorp’s directors and executive officers are required to report their initial ownership and certain changes in ownership of KeyCorp securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. Based upon our review of records received by KeyCorp and written representations from the directors and executive officers, KeyCorp knows of no director or executive officer who failed to timely file any report required to be filed during 2015, except that Elizabeth R. Gile inadvertently did not timely file two Form 4 reports for two transactions in accounts over which she exercised no investment discretion.

Equity Compensation Plan Information

KeyCorp is authorized to issue its common shares under the KeyCorp 2013 Equity Compensation Plan (the “Equity Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSP Plan”). KeyCorp is no longer authorized to issue its common shares under, but still has awards outstanding under: (i) the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”); (ii) the KeyCorp Deferred Equity Allocation Plan; (iii) the KeyCorp Directors’ Deferred Share Plan; (iv) the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”); and (v) the KeyCorp Amended and Restated 1991 Equity Compensation Plan (amended as of March 13, 2003) (the “1991 Plan”).

Shareholders approved the Equity Plan at the 2013 Annual Meeting of Shareholders. At December 31, 2015, 64,339,186 common shares remained available for future issuance under the Equity Plan. Shareholders approved the DSP Plan in 2003. At December 31, 2015, 2,389,388 common shares remained available for future issuance under the DSP Plan.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2015:

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)
Equity compensation plans approved by security holders (1)	15,064,842	18.04	66,728,574
Equity compensation plans not approved by security holders (3)	—	—	—
Total	15,064,842	18.04	66,728,574

(1)	The table does not include 11,878,359 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2013 Plan, the 2010 Plan, the 2004 Plan and the 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s common shares outstanding.

(2)	The Compensation Committee of the Board has determined that KeyCorp may not grant options to purchase KeyCorp common shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding common shares in any rolling three-year period.

(3)	The table does not include outstanding options to purchase 1,606 common shares assumed in connection with a historical acquisition. At December 31, 2015, these assumed options had a weighted-average exercise price of $26.24 per share. No additional options may be granted under the plan that governs these options.

More information about these awards can be found in Note 15 (“Stock-Based Compensation”) to the Consolidated Financial Statements beginning on page 195 of our Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”), which was filed with the Securities and Exchange Commission on February 24, 2016.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how we compensate our executives, including the following individuals, listed with their titles as of December 31, 2015, and the year in which they were hired or promoted into their current position:

Name	Title	Year Hired/Promoted
Beth E. Mooney	Chairman and Chief Executive Officer	2011
Donald R. Kimble	Chief Financial Officer	2013
Christopher M. Gorman	President, Key Corporate Bank	2010
Edward J. (EJ) Burke	Co-President, Key Community Bank	2014
Dennis A. Devine	Co-President, Key Community Bank	2014

When used in this document, the term “Named Executive Officers” refers to all of these individuals. When used in this Compensation Discussion and Analysis, the term “Compensation Committee” refers to the Compensation and Organization Committee of the Board. For additional information on the compensation of our Named Executive Officers, please see the Summary Compensation Table on page 45 of this proxy statement.

Executive Summary

The following Executive Summary highlights our financial performance in 2015 and the corresponding compensation actions approved by the Compensation Committee for our Named Executive Officers for their performance in 2015. Also included is the approved payout level of our 2013 awards of cash performance shares, which vested in 2016 based on our performance between 2013 and 2015.

2015 Performance and Annual Incentive Plan Funding

In 2015, Key made significant progress as we improved our financial performance, executed against our strategic priorities, and made investments to improve our returns and create value for our shareholders. In addition, on October 30, 2015, Key announced its planned acquisition of First Niagara, headquartered in Buffalo, New York, which is expected to close in the second half of 2016 and would create the 13th largest commercial bank headquartered in the United States serving three million clients across diverse markets.

For 2015, the Compensation Committee approved 100% funding for the overall bonus pool under our Annual Incentive Plan reflecting that:

•	We saw strong levels of retail and corporate client growth, record results in a number of our fee-based businesses, and improved productivity across our franchise.

•	We grew pre-provision net revenue (“PPNR”) by 4.7%, driven by average loan growth of 5.2% compared to the prior year and a record year for investment banking and debt placement fees, which were up 12.1%.

•	We increased earnings per share (“EPS”) to $1.05, while returning over $700,000,000 of net income to shareholders through dividends and share repurchases.

•	We maintained strong expense discipline as part of our ongoing commitment to being a more efficient organization while making substantial investments in talent, businesses, and capabilities.

The investments we made in 2015 were important contributors to our success. We added new bankers to drive client acquisition and expansion, completed our integration of Pacific Crest Securities which added a technology vertical in our Corporate Bank, strengthened our payment capabilities, and made a number of technology investments, including enhancements of our digital channels, an innovative partnership with HelloWallet®, and the launch of Samsung Pay® and ApplePay® solutions.

In addition to financial results, the Compensation Committee evaluated our ability to execute against enterprise-wide programs to grow future revenue and manage expenses, and compared our performance to that of our Peer Group relative to efforts to grow revenue and PPNR and efficiently manage both capital and risk. While the Compensation Committee did not consider our pending acquisition of First Niagara when approving the funding level of the 2015 Annual Incentive Plan, it did consider individual contributions to the transaction when approving actual 2015 incentives for Named Executive Officers.

Although the overall 2015 Annual Incentive Plan bonus pool funded at 100%, we limited overall incentive spending for Executive Officers to approximately 95% of funding as part of our disciplined expense management efforts. The actual incentive payable to any Executive Officer can differ from the pool funding amount.

Additional information about our 2015 Annual Incentive Plan, including a full description of the performance measures selected by the Compensation Committee and described above, as well as our performance against these measures can be found on pages 35 and 36 of this proxy statement.

 2016 Proxy Statement—Compensation Discussion and Analysis

Pay of our Chairman and Chief Executive Officer

The Compensation Committee awarded Ms. Mooney annual incentives for 2015 performance of $1,900,000 and granted her long-term incentives of $4,400,000.

Ms. Mooney’s annual incentive was 95% of her target annual incentive of $2,000,000 and was consistent with the 95% pool funding limit that applied to the other Executive Officers. Ms. Mooney’s long-term award was 110% of her long-term incentive target and reflects the Compensation Committee’s continuing support of our long-term strategy, including our pending acquisition of First Niagara.

The Compensation Committee elected not to change Ms. Mooney’s target total direct compensation for 2016, which consists of $1,000,000 in base salary, a $2,000,000 annual incentive target and a $4,000,000 long-term incentive target, subject to adjustment based on any changes to our Peer Group resulting from the pending acquisition of First Niagara.

Pay of our Other Named Executive Officers

After assessing each individual’s performance during 2015, the Compensation Committee approved the annual and long-term incentive awards for our other Named Executive Officers, which are described below.

2015 Annual Incentive Awards

The Compensation Committee approved the following annual incentive awards for our other Named Executive Officers, considering the performance of each during 2015 as well as the 95% pool funding limit of our Annual Incentive Plan that applied to Executive Officers:

Name	Target Annual Incentives ($)	Actual Payout (as % of Target)	Actual Payout ($)(1)
Donald R. Kimble	750,000	101%	760,000
Christopher M. Gorman	1,700,000	106%	1,800,000
Edward J. Burke	1,050,000	95%	1,000,000
Dennis A. Devine	600,000	96%	575,000

(1)	100% of the annual incentive of each Named Executive Officer was paid in cash as each satisfied the required deferral percentage of 50% of his or her total incentive award.

Mr. Kimble’s award recognized his efforts in 2015 towards our pending acquisition of First Niagara, while Mr. Gorman’s award recognized the continued strong performance of the Corporate Bank—including another record year for investment banking and debt placement fees. The annual incentives paid to Mr. Burke and Mr. Devine were consistent with the 95% pool funding limit and reflected their continuing efforts to transform our Community Bank.

2016 Long-Term Incentive Awards

On February 15, 2016, the Compensation Committee approved long-term incentive awards for our other Named Executive Officers based on 2015 performance and anticipated future contributions, as set forth in the table below. This table also shows the percentage of each Named Executive Officer’s long-

term incentive as a percentage of his or her total incentive, demonstrating that each satisfies our deferral requirements.

Name	Target Long-Term Incentive ($)	Actual Award (as % of Target)	Actual Award ($)	Total Incentive Deferred (%)(1)
Donald R. Kimble	1,300,000	115%	1,500,000	66%
Christopher M. Gorman	2,000,000	120%	2,400,000	57%
Edward J. Burke	1,050,000	100%	1,050,000	51%
Dennis A. Devine	600,000	100%	600,000	51%

(1)	At least 50% of the total incentive (the sum of annual and long-term incentive awards) of each Named Executive Officer is required to be delivered as deferred incentive compensation, consistent with our risk-balancing requirements as described beginning on page 30 of this proxy statement. This column shows the actual percentage of each Named Executive Officer’s total incentive delivered as deferred incentive compensation.

The long-term award for Mr. Kimble, like his annual award, recognized his contribution in 2015 to our pending acquisition of First Niagara as well as the role he will play as we move towards integration in 2016. Mr. Gorman’s long-term award recognized both his leadership of our Corporate Bank in 2015 as well as his assumption of a new role as the executive in charge of our merger-related activities in 2016. The long-term awards granted to Mr. Burke and Mr. Devine reflect the Compensation Committee’s continuing support of their long-term strategy for the Community Bank.

Payout of 2013 Performance Awards

On March 1, 2013, each Named Executive Officer, other than Mr. Kimble who had not yet joined Key, received an award of cash performance shares as part of his or her long-term incentive compensation. The eligible Named Executive Officers could earn between 0% and 150% of the cash performance shares granted based on the achievement of our 2013 long-term incentive plan, described below.

On February 15, 2016, the Compensation Committee approved a final performance level for our 2013 long-term incentive plan of 124%, as described below. This performance level represents the right to receive 124% of the target 2013 cash performance share opportunity based on the closing price of our common stock of $10.90 on March 1, 2016.

2013-2015 Long-Term Incentive Plan					Actual Result	Final Funding
		Performance Req’d for Payout
Performance Goals	Weight	Min.	Target	Max.
Total Shareholder Return vs. Peer Group	33%	25% ile	50% ile	75% ile	85% ile	150%
Return on Assets vs. Peer Group	33%	25% ile	50% ile	75% ile	56% ile	113%
Cumulative Earnings Per Share (1)	34%	$1.80	$2.68	$3.50	$3.09	109%
Calculated Performance						124%
Committee Approved Performance						124%

(1)	In 2013, EPS was calculated by excluding efficiency-initiative charges.

Before approving this final performance level, the Compensation Committee considered our Enterprise Risk Management dashboard and our execution against strategic priorities and, based on this review, concluded that no reduction in calculated performance was warranted.

 2016 Proxy Statement—Compensation Discussion and Analysis

Objectives of Our Compensation Program

Our success depends on the ability to attract, retain, motivate and develop our people. Competition for talent in our business is ongoing and we make investments to hire and retain the people we need to serve our customers. Our compensation program is an integral part of these efforts and is designed to reward employees based on performance, be informed by the market, and align with the expectations of our shareholders and regulators.

Compensation Philosophy

Our compensation philosophy is to:

•	Make pay decisions based on performance of the Company, the business unit, and the individual;

•	Deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives; and

•	Support sustainable performance with policies that are focused on prudent risk-taking and the balance between risk and reward.

We execute this compensation philosophy by:

Emphasizing variable and performance-based compensation: 86% of the 2015 target total direct compensation of our Chairman and Chief Executive Officer (and 80% of the 2015 target total direct compensation of our other Named Executive Officers) was either variable or performance-based (including restricted stock units and stock options, the value of which are dependent on our share price), as illustrated in the charts below.

Requiring Executive Officers to satisfy robust levels of deferral: At least 60% of the annual “total incentive” (the sum of the annual incentive paid and the value of long-term incentives granted in a particular year) of the Chairman and Chief Executive Officer (and at least 50% for the other Named Executive Officers) is required to be deferred over a multi-year period and subject to risk-adjustment, as described in more detail below.

Balancing compensation risk and reward through a robust governance process overseen by the Compensation Committee: We design our compensation programs to appropriately balance risk and reward and regularly monitor these programs to determine whether they create incentives that encourage risk-taking outside of our risk tolerances. The Compensation Committee:

•	Reserves the right to decrease funding for our discretionary incentive plans by as much as 100% based on our Enterprise Risk Management dashboard or the occurrence of any risk event that warrants such an adjustment;

•	Considers each Named Executive Officer’s scorecard performance—including individual risk performance—before approving any discretionary incentive award; and

•	May, prior to vesting, forfeit, offset, reduce, or claw back any Named Executive Officer’s deferred incentives based on the actual risk-related outcomes of each executive’s performance on which the award is based.

Compensation Governance Best Practices

We support our compensation program with a number of best practices in governance and executive compensation. In addition, the Compensation Committee regularly evaluates our compensation practices to address areas of concerns raised by our shareholders or shareholder advisory firms.

What we do:
•	Impose Robust Stock Ownership Guidelines: Our Corporate Governance Guidelines contain robust share ownership requirements, ranging from six times base salary for our Chairman and Chief Executive Officer, with a minimum direct ownership requirement of 10,000 common shares, to three times base salary for our other Executive Officers, with a minimum direct ownership requirement of 5,000 common shares. As of February 28, 2016, each Named Executive Officer, including the Chairman and Chief Executive Officer, satisfied his or her share ownership requirements.

•	Subject Shares to Post-Vesting Holding Period: Each Named Executive Officer must hold the net shares acquired upon vesting of equity awards until he or she satisfies our share ownership guidelines. In 2015, we amended our insider trading policies to require that our Chairman and Chief Executive Officer notify the Chair of the Compensation Committee before she engages in any discretionary transactions involving our shares. Also in 2015, the Compensation Committee adopted a policy recommending against the use of so-called “10b5-1” trading plans for our Executive Officers.

•	“Double Trigger” Change of Control Agreements: Our Change of Control Agreements are “double trigger,” meaning that severance benefits are due and equity awards vest only if a senior executive experiences a qualifying termination of employment in connection with a change of control. This requirement is intended to prevent senior executives from receiving change of control benefits without a corresponding loss of employment.

•	Use Tally Sheets: The Compensation Committee annually reviews tally sheets for our Named Executive Officers that include the estimated value of severance payments, the accumulated value of vested and unvested equity awards, and retirement benefits. The Compensation Committee also reviews the levels and types of compensation provided to executive officers in similar positions at companies in our Peer Group. This practice allows the Compensation Committee to evaluate the total compensation package provided to these employees and consider the impact of isolated adjustments or incremental changes to specific elements of compensation.

 2016 Proxy Statement—Compensation Discussion and Analysis

•	Review Share Utilization: We regularly review share overhang levels and run-rates and maintain share utilization levels well within industry norms.

•	Retain an Independent Consultant: The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and program. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates our executive compensation program in light of the compensation practices of our Peer Group to confirm that our compensation programs are consistent with market practice.

•	Subject All Incentives to Risk-Adjustment: All incentive awards are subject to a multi-step risk-adjustment process that begins before grant and extends beyond payment, which is part of our overall compensation philosophy. We reserve the right to adjust funding and/or awards to reflect risks that may be realized and subject all discretionary incentives to forfeiture, reduction, offset, and clawback.

•	Subject All Incentives to Clawback: Our clawback policy allows us to recover cash and equity incentive compensation paid to any Named Executive Officer, including deferred annual and long-term incentives, if based on financial results that are subsequently restated, and to cancel outstanding equity awards and recover realized gains if the executive engages in certain “harmful activity.”

What we don’t do:

•	No Employment Agreements: No Executive Officer, including any Named Executive Officer, is a party to an employment agreement.

•	No Tax Gross-Ups: We do not provide for tax gross-ups on change of control payments or for perquisites, other than on relocation benefits provided to certain senior-level employees upon hire.

•	No SERPs: We froze our executive pension plans in 2009. No Named Executive Officer participates in an active supplemental defined benefit plan, although vesting service continues for those Named Executive Officers who participated in such a plan prior to 2009.

•	No Hedging or Pledging of KeyCorp Securities: Our insider trading policy restricts our employees, officers, and directors from engaging in hedging transactions involving our common shares, and it restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our common shares.

•	No “Timing” of Equity Grants: We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Repricing: We do not reprice or back-date stock options.

Consideration of Our Say-on-Pay Shareholder Vote

We continue to enjoy strong shareholder support for our Named Executive Officers’ compensation program, as reflected in the results of our annual “say-on-pay” proposals, which have received approximately 96% support each year since 2012. We view the results of our say-on-pay votes as evidence that our executive compensation program provides pay for performance and appropriately aligns the interests of our Named Executive Officers with those of our shareholders.

Shareholder Outreach

We maintain an active shareholder engagement program through which we periodically receive feedback from and have discussions with institutional investors around our compensation philosophy and structure. These continuing conversations with our institutional investors help us better understand matters of importance to our investors regarding our executive compensation program and help us to shape our pay-for-performance strategy.

Alignment of Pay and Performance

Our executive compensation program is designed so that a substantial portion of the pay of our Chairman and Chief Executive Officer is delivered in the form of long-term incentives—which means that both her Realized Pay (the amount she actually may receive in any year) as well as her Realizable Pay (future pay opportunity) are tied directly to our share price performance and achievement of our long-term financial goals.

Ms. Mooney’s pay, as reported in the Summary Compensation Table (“SCT”), reflects the accounting value of long-term incentives at grant and not the value actually received from these grants or their potential future value. As a result, we believe that it is useful to compare Ms. Mooney’s Realized Pay and Realizable Pay, each between 2013 and 2015, with her Adjusted SCT Pay and our total shareholder return for the same period as illustrated in the chart below:

•	Realized Pay has increased each year as prior awards of long-term incentives vest. For 2014 and 2015, Realized Pay includes payouts from past awards of cash performance shares that paid at 117% and 125% of target in 2014 and 2015, respectively. These payouts reflect the achievement of our long-term financial and strategic objectives.

•	Realizable Pay has changed along with changes in our total shareholder return demonstrating the alignment of pay and performance and the amount of pay linked to share price performance.

 2016 Proxy Statement—Compensation Discussion and Analysis

Ms. Mooney’s Realized Pay between 2013 and 2015 consisted of:

	2013 ($)	2014 ($)	2015 ($)
Base salary received	986,538	1,000,000	1,038,462
Annual incentive payments	2,300,000	1,900,000	1,900,000
Restricted stock/units vesting	1,164,957	690,506	1,190,664
Cash performance share vesting	0	2,213,139	3,906,520
Total*	4,451,495	5,803,645	8,035,646

*	Ms. Mooney did not exercise any stock options in 2013, 2014 or 2015.

The preceding chart and table are not substitutes for the information required to be contained in the Summary Compensation Table, but provide additional information with regard to our Chairman and Chief Executive Officer’s pay.

For purposes of the preceding chart and table, we define:

•	“Adjusted SCT” as the compensation reported in the Summary Compensation Table for the applicable year, adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” We excluded these items because they represent amounts that are not realizable pay or that will never become realized pay or which will not become realized pay until termination of employment or later, and do not have a realizable value.

•	“Realizable Pay” as the sum of: (i) actual base salary and incentives paid for the applicable year; (ii) the value of all restricted stock units granted during the applicable period based on the December 31, 2015, closing price of our common shares; (iii) the intrinsic value (i.e., the excess, if any, of the December 31, 2015, closing price of our common shares over the option exercise price) of all stock options granted during the applicable period; and (iv) the target value of all performance awards granted during the applicable period based on the December 31, 2015, closing price of our common shares.

•	“Realized Pay” as the sum of (i) actual base salary and incentives paid for the applicable year plus (ii) the amount reported as income upon vesting of performance awards, restricted stock or units, or exercise of stock options.

Elements of Our Compensation Program

The principal components of our core direct compensation program are summarized in the table and narrative below. This table also includes a summary of 2015 pay actions and 2016 pay adjustments for our Named Executive Officers.

Element	Characteristic	Purpose	Summary of 2015 Actions / 2016 Adjustments
Base Salary	Fixed compensation subject to annual adjustment and review if appropriate.	Attract, retain, and motivate Named Executive Officers and to align with market practices.	We generally will consider adjustments to base salaries no more frequently than every two years and set salaries around the Peer Group median. For 2016, the Compensation Committee adjusted the salaries of both Mr. Kimble and Mr. Gorman by $50,000, in each case considering the length of time since the last increase as well as the base salaries paid by our Peer Group and other companies with whom we compete for talent.
Annual Incentive	Variable compensation based on achievement of corporate and/or business unit performance goals and other strategic objectives.	Motivate and reward Named Executive Officers for achieving our annual financial and strategic goals and for effectively managing risks within our approved risk tolerances.

The Compensation Committee approved 2015 annual incentives for Named Executive Officers ranging from $575,000 to $1,900,000, which considered both the pool funding limit of our Annual Incentive Plan for Executive Officers of 95%, individual performance, and business unit performance, if applicable.

For 2016, the Compensation Committee did not adjust the annual incentive target of any Named Executive Officer.

Long-Term Incentive	Variable compensation based on share price growth and achievement of performance relative to that of our peers and other corporate performance goals.	Motivate and reward Named Executive Officers for achieving our long-term financial and strategic goals and for continued management of our risk profile, while aligning their interests with those of our shareholders.

The Compensation Committee approved long-term incentive awards for our Named Executive Officers on February 16, 2016, ranging from $600,000 to $4,400,000, which were allocated 50% to performance shares, 40% to restricted stock units, and 10% to stock options. Please see the discussion under “2016 Long-Term Incentives” for a description of our long-term incentive grants and vehicles.

For 2016, the Compensation Committee did not adjust the long-term incentive target of any Named Executive Officer.

Base Salary

Base salaries are reviewed and approved by the Compensation Committee on a competitive basis each year following a market assessment of base salaries paid to comparable executives at peer companies, including companies in our Peer Group, to the extent that a comparable position can be identified. Generally, adjustments to base salaries are made no more frequently than every two years, and the Compensation Committee did not adjust the base salary of any Named Executive Officer for 2015. Base salaries for 2015 are reported in the “Salary” column to the 2015 Summary Compensation Table on page 45 of this proxy statement.

For 2016, the Compensation Committee approved adjustments to the base salaries of Mr. Gorman and Mr. Kimble, as described in the table above.

Annual Incentives

All Named Executive Officers are eligible to receive discretionary cash incentive awards under our Annual Incentive Plan. The funding of the overall bonus pool under our Annual Incentive Plan is based on

 2016 Proxy Statement—Compensation Discussion and Analysis

the achievement of various financial and strategic goals compared to pre-established targets, as described below. Annual Incentive Plan funding is capped at 150%, with 0% funding for the Named Executive Officers if a threshold level of performance (85%) is not achieved.

The actual annual incentive that may be awarded to any individual Named Executive Officer is determined by the Compensation Committee after considering the approved funding level of the bonus pool, the executive’s experience and performance, market information, and the practices of our Peer Group relative to the target annual incentive established by the Compensation Committee, but in no event may exceed 200% of this target.

2015 Performance Measures

For 2015, 60% of our Annual Incentive Plan pool funding was based on our performance against the following three equally-weighted goals compared to pre-established targets:

•	PPNR

•	Cash Efficiency Ratio

•	EPS

The Compensation Committee selected PPNR and Cash Efficiency Ratio as performance goals in 2015 to reflect our ongoing focus on growing revenue and managing expenses and used EPS to evaluate the quality of our earnings relative to our outstanding shares. The Compensation Committee elected to discontinue the use of Return on Assets in 2015 after determining that the significant drivers of this measure were captured in EPS.

An additional 20% of our Annual Incentive Plan pool funding was based on our revenue growth, PPNR growth, Tangible Common Equity Ratio, and the ratio of Net Charge-Offs to Average Loans compared to our Peer Group. We selected these measures to evaluate our growth, ability to manage capital, and management of risk, in each case relative to that of our peers.

The remaining 20% of our Annual Incentive Plan pool funding was based on the Compensation Committee’s qualitative assessment of the effectiveness of our continuous improvement efforts, as measured through its ongoing evaluation of various enterprise-wide projects intended to generate efficiencies or result in future PPNR.

For 2015, our Annual Incentive Plan was designed to fund at 100% if our financial performance fell within a likely “middle” range of performance, generally corresponding to between 98% and 102% of target performance. We made this change so that funding would neither increase nor decrease for performance slightly above or slightly below target.

2015 Funding

As described in the “Executive Compensation Highlights” section beginning on page S-2 of this proxy statement, the Compensation Committee approved a 100% funding rate for our 2015 Annual Incentive Plan based on our performance against the financial and strategic goals in the Annual Incentive Plan set forth in the table below. Before establishing this funding level, the Compensation Committee considered our Enterprise Risk Management dashboard and whether any event occurred or was realized in 2015 that warranted an adjustment to funding.

KeyCorp 2015 Annual Incentive Plan
	Performance Required for Payout
Performance Goals Funding %	Min. 50%	Middle 100%	Max. 150%	Actual Result	Funding Rate	Weight	Final Funding
PPNR (in millions)	$1,118	$1,369-$1,425	$1,676	$1,416	100%	20%	20%
Cash Efficiency Ratio	70.0%	66.5%-65.5%	62.0%	65.9%	100%	20%	20%
EPS	$0.81	$0.99-$1.03	$1.21	$1.05	100%	20%	22%
Relative Progress to Peers	Bottom Quartile	Middle Quartiles	Top Quartile	Middle Quartiles	100%	20%	20%
Continuous Improvement	Qualitative Assessment			Meets	100%	20%	20%
Calculated Funding							102%
Compensation Committee Approved Funding							100%

Relative Performance to Peers

Measure	Actual Result
Revenue Growth	Middle Quartiles
PPNR Growth	Middle Quartiles
Tangible Common Equity Ratio	Top Quartile
Net Charge-Offs / Average Loans	Middle Quartiles

To address uncertainty regarding the timing and amount of interest rate increases projected to occur in 2015, our performance against the financial measures in our Annual Incentive Plan was presented both with and without the impact of forecasted interest rate increases. If 75% or more of the interest rate increase projected in our financial plan was realized in 2015, the Compensation Committee was required to evaluate our financial performance with the projected interest rate increases. The Compensation Committee believed that this design minimized both the benefit and detriment of interest rate changes while allowing for an evaluation of our core financial performance. In 2015, we did not realize 75% or more of the interest rate increase projected in our financial plan and, as a result, the Compensation Committee evaluated our performance without the benefit of projected interest rate increases.

2016 Long-Term Incentives

All Named Executive Officers are eligible to receive long-term incentive awards that are granted based on a combination of past performance and anticipated future contributions. The Compensation Committee establishes long-term incentive opportunity levels for any year by considering the Named Executive Officer’s performance and by reviewing our historic grant levels, the dilutive impact and financial accounting cost of the long-term incentive program, and market information, including the practices of our Peer Group.

Our executive compensation program is based upon a Named Executive Officer’s “total incentive” award (i.e., the sum of the annual incentive payable for 2015 performance plus the long-term incentive granted in 2016 based on a combination of past performance and anticipated future contributions). At least 50% of the total incentive of each Named Executive Officer (60% for our Chairman and Chief Executive Officer) is required to be deferred and subject to risk-adjusted vesting. When determining whether a Named Executive Officer satisfies this requirement, we first consider whether the long-term incentive (100% of which is delivered as equity-based compensation subject to a multi-year, risk-adjusted vesting schedule) satisfies the required deferral percentage. If not, a portion of the Named Executive

 2016 Proxy Statement—Compensation Discussion and Analysis

Officer’s annual incentive is required to be deferred and delivered in the form of equity-based compensation subject to a multi-year risk-adjusted vesting schedule.

Vehicles and Vesting

The long-term incentive awards granted to our Named Executive Officers in 2016 were delivered as follows

Vehicles (Subject to Risk-Adjusted Vesting)	Weight	Vesting Schedule
Performance Shares	50%	3-year cliff
Restricted Stock Units	40%	4-year ratable
Stock Options	10%	4-year ratable

The award types and vesting terms are unchanged from 2015.

2016 Performance Shares

The performance shares granted in 2016 provide our Named Executive Officers with the opportunity to receive between 0% and 150% of their “target” number of shares based on our level of achievement of the following performance goals during the three-year performance period ending on December 31, 2018:

2016-2018 Long-Term Incentive Plan
		Performance Required for Payout			Other Factors (Vesting Reduction Only)
Performance Goals	Weight	Min.	Target	Max.
Total Shareholder Return vs. Peers	25%	25% ile	50% ile	75% ile	ERM Dashboard
Return on Assets vs. Peers	25%	25% ile	50% ile	75% ile	Execution of Strategic Priorities
Cumulative Earnings Per Share	50%	75% of Plan	100% of Plan	125% of Plan	Other factors, as appropriate

The “target” number of performance shares granted was determined by dividing 50% of each Named Executive Officer’s long-term incentive opportunity by the grant date closing price of our common shares of $10.49 on February 12, 2016.

The Compensation Committee believes that each of the performance goals set forth above strongly correlates to long-term shareholder value creation, as reflected in our share price (through the use of Total Shareholder Return) and the effectiveness of the investments we make to grow our business (through Return on Assets). When selecting the performance goals, the Compensation Committee considered that EPS also is a performance metric in our Annual Incentive Plan, but determined that achievement of three-year EPS goals rewards sufficiently different performance than annual EPS goals such that the metrics do not meaningfully overlap. The “other factors” included in the performance metrics may only reduce the vesting of performance shares if, in the Compensation Committee’s judgment, performance with regard to these “other factors” is insufficient.

The Compensation Committee believes that performance shares encourage our Named Executive Officers to make decisions and to deliver results over a multi-year time period, thereby keeping a focus on our long-term performance objectives. In addition, performance shares allow us to retain executive talent because executives generally must remain employed through the end of the performance period to realize the full value of the award.

Restricted Stock Units

Restricted stock units allow our Named Executive Officers to receive common shares subject to their continued employment during a four-year vesting period. Restricted stock units align the interests of our executives with those of our shareholders by providing a direct link to share price, seeing that our executives maintain robust levels of share ownership, and providing strong incentives for retention of key executives.

Stock Options

Stock options allow our Named Executive Officers to purchase shares at a price not less than the grant date closing price of our common shares on the New York Stock Exchange (or, if there is no reported closing price on the grant date, the closing price on the preceding business day). Stock options vest ratably over a four-year period and have a ten-year term.

We believe that stock options are an effective tool to align the interests of our shareholders with those of our executives as long as they are appropriately risk-balanced and granted in measured amounts. Our regulators, however, have expressed concerns about the leverage associated with stock options and the possibility of executives realizing a disproportionate award; accordingly, since 2013, we have limited our usage of stock options to 10% of each Named Executive Officer’s annual long-term incentive opportunity.

Other Elements of Compensation

Perquisites

The only perquisite currently provided to all Named Executive Officers is an annual executive physical. We also provide Ms. Mooney with residential security services and, in some instances, require that she use a secure automobile and professionally trained driver as a matter of security. Ms. Mooney pays for the cost of the automobile and driver when used solely for personal purposes. In addition, we pay the annual premium on an individual disability insurance policy for Mr. Gorman that was put into place before he became an Executive Officer. We also provide relocation benefits to certain senior-level employees. In 2015, Mr. Kimble received relocation benefits as described in the “All Other Compensation” column to the 2015 Summary Compensation Table on page 45 of this proxy statement.

Retirement Programs

Our Named Executive Officers are eligible to participate in our qualified 401(k) Savings Plan on the same basis as all other eligible employees. The 401(k) Savings Plan provides for matching contributions up to 6% on amounts deferred and a discretionary profit sharing contribution on participants’ eligible compensation, each subject to applicable Internal Revenue Service (“IRS”) limitations. The Compensation Committee established the profit sharing contribution for 2015 at 2% of a participant’s eligible earnings.

Our Named Executive Officers also are eligible to participate in our non-qualified Deferred Savings Plan, which provides a select group of highly compensated individuals with the ability to receive matching contributions on compensation in excess of what is eligible to be deferred to the 401(k) Savings Plan. In 2014, the Compensation Committee eliminated the annual profit sharing contribution to the Deferred Savings Plan and, beginning in 2015, capped the amount of compensation eligible for a matching contribution at $500,000.

 2016 Proxy Statement—Compensation Discussion and Analysis

The matching and profit sharing contributions made to the 401(k) Savings Plan and the matching contributions made to the Deferred Savings Plan on behalf of the Named Executive Officers are included in the “All Other Compensation” column to the 2015 Summary Compensation Table on page 45 of this proxy statement.

Ms. Mooney and Mr. Gorman participated in our Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, each of which we froze effective December 31, 2009. Additional information about our pension programs is included in the narrative to the 2015 Pension Benefits Table on page 53 of this proxy statement.

Separation Pay

We maintain the KeyCorp Separation Pay Plan, which generally covers all of our employees, including our Named Executive Officers, and provides assistance upon termination as a result of a reduction in staff. Our Separation Pay Plan is described in the Potential Payments Upon Termination or Change of Control table on page 55 of this proxy statement.

Change of Control Agreements

Each Named Executive Officer has entered into a Change of Control Agreement with us. We use Change of Control Agreements to help attract and retain executive talent. The Compensation Committee and the Board of Directors each believes that it is in the best interests of shareholders to ensure that our Named Executive Officers are able to evaluate objectively the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. The Compensation Committee believes that most companies in our Peer Group maintain similar change of control arrangements for their executive officers. Our Change of Control Agreements are described in the Potential Payments Upon Termination or Change of Control table on page 55 of this proxy statement.

How We Make Pay Decisions

We seek to maintain a competitive level and mix of pay reflective of the market in which we compete for talent. We do this by reviewing the levels and types of compensation paid to executive officers in similar positions at companies in our Peer Group and the other companies with whom we compete for talent.

Peer Group

In setting compensation for our Named Executive Officers, the Compensation Committee examines the compensation data of our peer companies provided by Compensation Advisory Partners (“CAP”) to better understand whether our pay practices continue to remain appropriate when measured against the competitive landscape. While this market data is useful, the Compensation Committee does not rely only on this data for targeting compensation levels, but uses it as a basis for validating relative competitive pay for our Named Executive Officers. The Compensation Committee also considers market conditions, promotions, individual performance, and other relevant circumstances as it determines our Named Executive Officers’ compensation levels.

For 2015, the Compensation Committee continued to use a Peer Group comprised of banks with similar characteristics, including size and capabilities. The companies in our Peer Group maintain a strong brand and reputation and actively compete with us for executive talent. The companies in our 2015 Peer Group were (listed in alphabetical order):

BB&T Corp	Huntington Bancshares Inc.	Regions Financial Corp.

Comerica, Inc.	M&T Bank Corp.	SunTrust Banks, Inc.

Fifth Third Bancorp	People’s United Financial Inc.	US Bancorp

First Horizon National Corp.	PNC Financial Services Group, Inc.	Zions Bancorporation

As of December 31, 2015, the median asset size, full year revenue, and market capitalization of the Peer Group compared to our asset size, total revenue, and market capitalization is set forth in the table below:

Full Year Average Assets ($) (in billions)
Full Year 2015
US Bancorp	408.9
PNC Financial	355.0
BB&T Corp	197.3
Sun Trust	188.9
Fifth Third Bank	140.1
Regions Financial	122.3
M&T Bank	101.8
KeyCorp	94.2
Comerica	70.2
Huntington Bancshares	68.6
Zions Bancorp	58.0
Peoples United	36.9
First Horizon	25.6
Median (excl. KeyCorp)	112.0
Median	101.8

Full Year Revenue ($) (in billions)
Full Year 2015
US Bancorp	20.1
PNC Financial	15.2
BB&T Corp	9.6
Sun Trust	8.0
Fifth Third Bank	6.5
Regions Financial	5.4
M&T Bank	4.7
KeyCorp	4.2
Huntington Bancshares	3.0
Comerica	2.7
Zions Bancorp	2.1
Peoples United	1.3
First Horizon	1.2
Median (excl. KeyCorp)	5.0
Median	4.7

Market Capitalization ($) (in billions)
At Dec. 31, 2015
US Bancorp	74.5
PNC Financial	48.0
BB&T Corp	29.5
Sun Trust	21.8
M&T Bank	19.3
Fifth Third Bank	15.8
Regions Financial	12.5
KeyCorp	11.0
Huntington Bancshares	8.8
Comerica	7.3
Zions Bancorp	5.6
Peoples United	5.0
First Horizon	3.5
Median (excl. KeyCorp)	14.1
Median	12.5

Definitions of Certain Financial Goals

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of financial and strategic goals to measure performance under our Annual Incentive Plan and for purposes of determining the vesting of performance shares. The financial goals are defined as follows:

•	Cash Efficiency Ratio (non-GAAP measure): Noninterest expense (GAAP) less intangible asset amortization as a percentage of taxable-equivalent revenue (non-GAAP measure).

•	EPS: Net income from continuing operations attributable to KeyCorp common shareholders, divided by weighted-average common shares and potential common shares outstanding.

•	PPNR (non-GAAP measure): Net interest income (GAAP) plus taxable-equivalent adjustment (non-GAAP) plus noninterest income (GAAP) less noninterest expense (GAAP), all from continuing operations.

•	Return on Assets: Net income from continuing operations attributable to KeyCorp divided by average assets of continuing operations.

•	Net Loan Charge-Offs: Total loans charged off less total loan recoveries.

 2016 Proxy Statement—Compensation Discussion and Analysis

•	Tangible Common Equity Ratio (non-GAAP measure): Key shareholders’ equity (GAAP) less intangible assets, adjusted for purchased credit card receivables, less Series A Preferred Stock, net of capital surplus, divided by total assets (GAAP) less intangible assets, adjusted for purchased credit card receivables.

•	Total Shareholder Return: Based on average closing share price over the last 20 trading days in the base year (i.e., for performance shares awarded in 2016, the last 20 trading days of 2015) versus average closing share price in the last 20 days in year three, plus investment of dividends paid during the three-year measurement period.

In its judgment, the Compensation Committee may adjust the performance goals for certain extraordinary items identified by the Compensation Committee to reflect changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events. For 2015, no adjustments were made to the performance goals under the Annual Incentive Plan or with respect to outstanding performance awards.

A reconciliation of GAAP to non-GAAP financial measures and our reasons for using non-GAAP financial measures can be found in Figure 4 on page 43 of our 2015 Annual Report.

Compensation Committee Independence, Interlocks and Insider Participation

The members of the Compensation Committee are Bruce Broussard, Joseph A. Carrabba (Chair), Alexander M. Cutler, William G. Gisel, Jr., and Barbara R. Snyder, each of whom is an independent director under KeyCorp’s categorical independence standards, the general independence standards for directors established by the New York Stock Exchange, and the heightened independence standards required of Compensation Committee members by the New York Stock Exchange. No member of the Compensation Committee is a current, or during 2015 was a former, officer or employee of KeyCorp or any of its subsidiaries or affiliates. During 2015, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Role of the Compensation Committee

The Compensation Committee sets the pay and evaluates the performance of our Chairman and Chief Executive Officer and reviews and approves the compensation of a select group of other executives, including the Named Executive Officers. Our Chairman and Chief Executive Officer attends Compensation Committee meetings and provides information and input about the pay levels and performance of our Named Executive Officers, other than herself. The Compensation Committee regularly meets in executive session, during which no member of Management is present, to discuss the recommendations and approve pay actions for our Named Executive Officers, including our Chairman and Chief Executive Officer.

Compensation Consultant

The Compensation Committee has retained the services of CAP, an independent executive compensation advisory firm. At the Compensation Committee’s request, CAP provides it with information on current trends in compensation design and emerging compensation practices. CAP also provides the Compensation Committee with an annual review and analysis of the compensation programs of our Peer Group, which it updates during the latter half of the year to determine whether the compensation targets of the Named Executive Officers continue to remain competitive. CAP reports directly to, and serves at the sole pleasure of, the Compensation Committee. CAP provided no other services to us other than the executive compensation consulting services that were requested by the Compensation Committee.

As part of its annual evaluation of its advisors, the Compensation Committee solicited information from CAP regarding any actual or perceived conflicts of interest and to evaluate its independence. Based on the information received from CAP, the Compensation Committee believes that the work CAP performed in 2015 did not raise a conflict of interest and that it is independent.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our executive compensation programs are a significant—but not a controlling—consideration in their design. Under Section 162(m) of the Internal Revenue Code, compensation paid to certain of our Named Executive Officers that exceeds $1 million annually is not deductible unless it qualifies as “performance-based compensation” as defined in Section 162(m). We generally try to preserve the deductibility of certain incentive compensation paid to our Named Executive Officers. For example, to facilitate the deductibility of 2015 annual incentive bonuses paid to certain executives who were anticipated to be subject to the limitations of Section 162(m), those incentive opportunities were granted under our 2011 Annual Performance Plan, which capped the maximum annual incentive actually payable to each at a percentage of our 2015 PPNR. Similarly, certain of our performance share awards were granted subject to a funding “hurdle” that will be satisfied if the ratio of our PPNR to average assets (from continuing operations) during the three-year performance period is at least equal to a specified percentage of the ratio of our PPNR to average assets (from continuing operations) for the preceding three years. If the hurdle is not satisfied, those performance shares do not fund—and none of those performance shares will vest—regardless of the level of achievement of the other performance goals described above. However, the Compensation Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to provide cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our shareholders’ best interests.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 26 of this proxy statement and, based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee of the KeyCorp Board of Directors

Bruce Broussard

Joseph A. Carrabba (Chair)

Alexander M. Cutler

William G. Gisel, Jr.

Barbara R. Snyder

Compensation of Executive Officers and Directors

2015 Summary Compensation Table

The following table sets forth the compensation paid to, awarded to, or earned by the Named Executive Officers with respect to the years ending December 31, 2015, 2014 and 2013, to the extent applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (See chart below) (5)	Total ($)
Beth E. Mooney	2015	1,038,462	—	3,599,983	399,997	1,900,000	4,987	51,275	6,994,704
Chairman and CEO	2014	1,000,000	—	3,599,990	399,997	1,900,000	4,532	220,047	7,124,566
	2013	986,538	—	3,599,989	400,000	2,300,000	3,953	241,723	7,532,204

Donald R. Kimble Jr.	2015	623,077	—	1,169,987	130,000	760,000	—	52,617	2,735,681
Chief Financial Officer	2014	600,000	—	1,079,983	119,996	625,000	—	5,200	2,430,179
	2013	323,077	—	2,099,999	—	660,000	—	104,804	3,187,880

Christopher M. Gorman	2015	623,077	—	2,249,981	249,997	1,800,000	27,998	35,300	4,986,353
President, Corporate Bank	2014 2013	600,000 600,000	— —	1,799,988 1,709,993	199,996 190,000	1,600,000 1,600,000	25,448 22,197	137,200 86,377	4,362,632 4,208,567

Edward J. Burke	2015	571,154	—	2,144,988	104,998	1,000,000	20,943	21,200	3,863,283
Co-President, Community Bank	2014 2013	533,127 —	— —	1,124,971 —	74,997 —	1,050,000 —	19,036 —	20,800 —	2,822,931 —

Dennis A. Devine	2015	571,154	—	539,990	59,996	575,000	—	35,300	1,781,440
Co-President, Community Bank	2014 2013	528,846 —	— —	517,485 —	57,497 —	575,000 —	— —	74,431 —	1,753,259 —

(1)	Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 15 to the Consolidated Financial Statements contained in our 2015 Annual Report for an explanation of the assumptions made in valuing these awards.

On February 16, 2015, each Named Executive Officer received stock awards consisting of a target number of performance shares and restricted stock units representing 50% and 40%, respectively, of each executive’s long-term incentive opportunity. The target number of performance shares and restricted stock units awarded to each Named Executive Officer was determined by dividing the dollar amount of the Named Executive Officer’s performance share and restricted stock unit awards by the grant date closing price of a common share (rounded down to the nearest whole share). February 16, 2015 was not a trading day and our equity compensation plan requires that in that circumstance, the closing price of our common shares on the most recent trading day—in this case February 13, 2015—be used as the grant date closing price. On February 13, 2015, the closing price of our common shares was $14.11.

The amount reported for Mr. Burke as a Stock Award in 2015 includes an additional long-term incentive grant of restricted stock units in the amount of $1,199,999 granted to him on February 16, 2015, based on the grant date closing price of our common shares as described above (rounded down to the nearest whole share). Additional information about the award granted to Mr. Burke can be found in the 2015 Grants of Plan-Based Awards Table on page 47 of the proxy statement.

 2016 Proxy Statement—Compensation of Executive Officers and Directors

If our performance during the measurement period resulted in the maximum number of 2015 performance shares vesting, our executives would be entitled to a maximum award with a grant date fair value of the maximum award set forth in the following table.

Named Executive Officer	Grant Date Fair Value of Performance Shares at Maximum Award ($)
Beth E. Mooney	2,999,991
Donald R. Kimble	974,987
Christopher M. Gorman	1,874,986
Edward J. Burke	787,486
Dennis A. Devine	449,989

(2)	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of options using the Black-Scholes option pricing model. On February 16, 2015, each Named Executive Officer received an annual long-term incentive award consisting, in part, of an award of nonqualified stock options. See Note 15 to the Consolidated Financial Statements contained in our 2015 Annual Report for an explanation of the assumptions made in valuing stock options granted to our Named Executive Officers in 2015.

(3)	Amounts reported as “Non-Equity Incentive Plan Compensation” reflect annual incentives earned by each Named Executive Officer for the applicable year.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the interest credits allocated to Ms. Mooney, Mr. Gorman, and Mr. Burke under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan. We froze our pension benefits for all employees, including the Named Executive Officers, effective December 31, 2009, as described in the narrative to the 2015 Pension Benefits Table on page 53 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation.

(5)	The following table sets forth detail about the amounts reported in the “All Other Compensation” column:

Name	Executive Physical ($) (a)	Executive Security ($) (b)	Relocation ($) (c)	Matching Contribution ($) (d)	Profit Sharing ($) (e)	Total ($)
Beth E. Mooney	2,972	13,003	—	30,000	5,300	51,275
Donald R. Kimble	2,972	—	14,345	30,000	5,300	52,617
Christopher M. Gorman	—	—	—	30,000	5,300	35,300
Edward J. Burke	—	—	—	15,900	5,300	21,200
Dennis A. Devine	—	—	—	30,000	5,300	35,300

(a)	The maximum benefit utilized by any Named Executive Officer was $2,972. For privacy reasons, this amount is shown regardless of actual usage.

(b)	Based on the recommendations of an independent security study, the Compensation Committee approved a comprehensive security program for Ms. Mooney. Under this program, we are paying for certain security upgrades and have authorized, and in some instances required, her to use a secure automobile and professionally-trained driver for business and personal travel. Ms. Mooney reimburses us for the cost of automobile and driver when used solely for personal purposes.

(c)	Additional relocation expense for Mr. Kimble.

(d)	The amounts in this column consist of Company contributions to the qualified 401(k) Savings Plan and the nonqualified Deferred Savings Plan. For more information about these plans, see pages 39 and 54 of this proxy statement.

(e)	Employees participating in our 401(k) Savings Plan receive a discretionary profit sharing contribution equal to a percentage of their plan-eligible compensation. The contribution percentage is determined annually by the Compensation Committee. For 2015, the profit sharing contribution to this plan was 2%. For more information about this plan, see page 39 of this proxy statement.

2015 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards (# of shares or units)(3)	All Other Option Awards (# of Shares Underlying Options)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Beth E. Mooney		1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	2/16/15	—	—	—	70,872	141,743	212,615	—	—	—	1,999,994
	2/16/15	—	—	—	—	—	—	—	92,378	14.11	399,997
	2/16/15	—	—	—	—	—	—	113,394	—	—	1,599,989

Donald R. Kimble		375,000	750,000	1,500,000	—	—	—	—	—	—	—
	2/16/15	—	—	—	23,033	46,066	69,099	—	—	—	649,991
	2/16/15	—	—	—	—	—	—	—	30,023	14.11	130,000
	2/16/15	—	—	—	—	—	—	36,853	—	—	519,996

Christopher M. Gorman		850,000	1,700,000	3,400,000	—	—	—	—	—	—	—
	2/16/15	—	—	—	44,295	88,589	132,884	—	—	—	1,249,991
	2/16/15	—	—	—	—	—	—	—	57,736	14.11	249,997
	2/16/15	—	—	—	—	—	—	70,871	—	—	999,990

Edward J. Burke		525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	2/16/15	—	—	—	18,604	37,207	55,811	—	—	—	524,991
	2/16/15	—	—	—	—	—	—	—	24,249	14.11	104,998
	2/16/15	—	—	—	—	—	—	29,766	—	—	419,998
	2/16/15	—	—	—	—	—	—	85,046	—	—	1,199,999

Dennis A. Devine		300,000	600,000	1,200,000	—	—	—	—	—	—	—
	2/16/15	—	—	—	10,631	21,261	31,892	—	—	—	299,993
	2/16/15	—	—	—	—	—	—	—	13,856	14.11	59,996
	2/16/15	—	—	—	—	—	—	17,009	—	—	239,997

(1)	Amounts reported as “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the individual annual incentive opportunity each of the Named Executive Officers could receive at threshold (50% of target), at target and at maximum (200% of target) performance for the one-year performance period ended December 31, 2015. The maximum individual opportunity that any Named Executive Officer can earn is different than the maximum funding level of our Annual Incentive Plan described in the Compensation Discussion and Analysis section of this proxy statement. Actual annual incentive payments are reflected in the 2015 Summary Compensation Table of page 45 of the proxy statement.

(2)	Amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column reflect the threshold (50% of target), target and maximum (150% of target) long-term incentive awards in the form of performance shares that each Named Executive Officer could earn for the three-year performance period that began on January 1, 2015, and ending December 31, 2017. Our performance share awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. The dollar value awarded to each of the Named Executive Officers as performance shares was converted into a book entry target number of phantom shares that track the stock price and pay out in the form of shares. The price at which the performance shares were converted was based on the grant date closing price of our common shares of $14.11. Please see footnote 1 to the 2015 Summary Compensation Table for a discussion of how we arrive at the grant date closing price. Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying performance shares.

(3)	Amounts reported in the “All Other Stock Awards” column are the number of restricted stock units granted to each of the Named Executive Officers on February 16, 2015, which vest in four equal installments following the grant date. Mr. Burke was awarded an additional long-term incentive grant of restricted stock units on February 16, 2015, which vests in four equal installments following the grant date.

(4)	Amounts reported in the “All Other Option Awards” column are the number of KeyCorp common shares underlying the stock options granted to each of the Named Executive Officers on February 16, 2015. Stock options granted in 2015 vest in four equal annual installments following the grant date.

 2016 Proxy Statement—Compensation of Executive Officers and Directors

(5)	We set the exercise price of all stock options using the grant date closing price of our common shares of $14.11. Please see footnote 1 to the Summary Compensation Table for a discussion of how we arrive at the grant date closing price. The Compensation Committee does not reprice options. We have not and will not back-date options, nor do we provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which our earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting granting the equity-based award or three days following the earnings release, whichever is later.

(6)	Amounts reported in the “Grant Date Fair Value of Stock and Options Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note 15 to the Consolidated Financial Statements contained in our 2015 Annual Report.

The impact of terminations and a change of control on the Grants of Plan-Based Awards is shown in more detail in the Potential Payments Upon Termination or Change of Control Table on page 55 of this proxy statement.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each Named Executive Officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2015, (ii) each award of restricted stock units that had not vested and remained outstanding as of December 31, 2015, and (iii) each award of performance shares or cash performance shares that had not been vested and remained outstanding as of December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Beth E. Mooney	5/1/2006	125,000	—	37.59	5/1/2016	—	—	—	—
	7/20/2007	105,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	296,443	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	337,701	112,567	7.98	3/2/2022	—	—	—	—
	3/1/2013	56,338	56,338	9.33	3/1/2023	—	—	—	—
	2/17/2014	19,012	57,033	12.92	2/17/2024	—	—	—	—
	2/16/2015	—	92,378	14.11	2/16/2025	—	—	—	—
	Aggregate non- option awards	—	—	—	—	592,655	7,817,124	305,567	4,030,426
Donald R. Kimble Jr.	2/17/2014	5,704	17,109	12.92	2/17/2024	—	—	—	—
	2/16/2015	—	30,023	14.11	2/16/2025	—	—	—	—
	Aggregate non- option awards	—	—	—	—	135,368	1,785,501	95,286	1,256,821
Christopher M. Gorman	7/21/2006	35,714	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	5/19/2011	188,442	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	176,412	58,803	7.98	3/2/2022	—	—	—	—
	3/1/2013	26,761	26,760	9.33	3/1/2023	—	—	—	—
	2/17/2014	9,506	28,516	12.92	2/17/2024	—	—	—	—
	2/16/2015	—	57,736	14.11	2/16/2025	—	—	—	—
	Aggregate non- option awards	—	—	—	—	303,983	4,009,530	170,867	2,253,736
Edward J. Burke	7/21/2006	29,221	—	36.37	7/21/2016	—	—	—	—
	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	48,000	—	6.12	6/12/2019	—	—	—	—
	7/27/2010	50,201	—	8.42	7/27/2020	—	—	—	—
	5/19/2011	46,639	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	43,246	14,415	7.98	3/2/2022	—	—	—	—
	3/1/2013	9,155	9,154	9.33	3/1/2023	—	—	—	—
	2/17/2014	3,565	10,693	12.92	2/17/2024	—	—	—	—
	2/16/2015	—	24,249	14.11	2/16/2025	—	—	—	—
	Aggregate non- option awards	—	—	—	—	241,261	3,182,237	56,076	739,638
Dennis A. Devine	3/1/2013	7,042	7,042	9.33	3/1/2023	—	—	—	—
	2/17/2014	2,733	8,198	12.92	2/17/2024	—	—	—	—
	2/16/2015	—	13,856	14.11	2/16/2025	—	—	—	—
	Aggregate non- option awards	—	—	—	—	105,487	1,391,372	35,577	469,263

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2015.

 2016 Proxy Statement—Compensation of Executive Officers and Directors

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2015. The remaining vesting dates are shown in the following table. All options described below vest in four equal annual installments from the grant date, unless otherwise noted.

Name	Grant Date	Options Granted	Remaining Vesting Dates
Beth E. Mooney	3/2/2012	450,268	3/2/2016
	3/1/2013	112,676	3/1/2016, 3/1/2017
	2/17/2014	76,045	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	92,378	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Donald R. Kimble	2/17/2014	22,813	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	30,023	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Christopher M. Gorman	3/2/2012	235,215	3/2/2016
	3/1/2013	53,521	3/1/2016, 3/1/2017
	2/17/2014	38,022	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	57,736	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Edward J. Burke	3/2/2012	57,661	3/2/2016
	3/1/2013	18,309	3/1/2016, 3/1/2017
	2/17/2014	14,258	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	24,249	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Dennis A. Devine	3/1/2013	14,084	3/1/2016, 3/1/2017
	2/17/2014	10,931	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	13,856	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019

(3)	This column shows the exercise price for each stock option reported in the table, which was at least 100% of the fair market value of our common shares on the grant date.
(4)	This column shows the aggregate number of restricted stock units outstanding as of December 31, 2015, and the number of 2013 cash performance shares earned based on performance through December 31, 2015, that remain outstanding as of that date. The remaining vesting dates are shown in the following table. All awards described below vest in four equal annual installments from the grant date, unless otherwise noted under “Vesting Schedules.”

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates	Vesting Schedules
Beth E. Mooney	3/2/2012	36,271	3/2/2016
	3/1/2013	225,960	3/1/2016	Cash performance shares vest in full on 3/1/2016.
	3/1/2013	178,521	3/1/2016, 3/1/2017
	2/17/2014	128,065	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	115,737	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Donald R. Kimble	6/3/2013	201,695	6/3/2016	33% vests each year for three years after the grant date.
	2/17/2014	38,419	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	37,614	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Christopher M. Gorman	3/2/2012	27,612	3/2/2016
	3/1/2013	107,331	3/1/2016	Cash performance shares vest in full on 3/1/2016.
	3/1/2013	84,797	3/1/2016, 3/1/2017
	2/17/2014	64,032	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	72,335	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019

Name	Grant Date	Shares or Units Granted	Remaining Vesting Dates	Vesting Schedules
Edward J. Burke	3/2/2012	15,157	3/2/2016
	3/2/2012	28,270	3/2/2016
	3/1/2013	22,031	3/1/2016	Cash performance shares vest in full on 3/1/2016.
	3/1/2013	43,514	3/1/2016, 3/1/2017
	2/17/2014	36,018	2/17/2016, 2/17/2017, 2/17/2018
	2/17/2014	36,201	2/17/2017	100% vests on the third anniversary of the grant date.
	2/16/2015	30,381	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
	2/16/2015	86,803	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019
Dennis A. Devine	8/27/2012	113,334	8/27/2016
	3/1/2013	16,947	3/1/2016	Cash performance shares vest in full on 3/1/2016.
	3/1/2013	33,473	3/1/2016, 3/1/2017
	2/17/2014	27,613	2/17/2016, 2/17/2017, 2/17/2018
	2/16/2015	17,360	2/17/2016, 2/17/2017, 2/17/2018, 2/17/2019

(5)	This column shows the aggregate number of performance shares or cash performance shares outstanding as of December 31, 2015, other than the 2013 award of cash performance shares which were earned based on performance between 2013 and 2015 and vested in full on March 1, 2016. The vesting dates for each award of performance shares or cash performance shares (including reinvested dividends) are shown in the following table. All awards described below vest in full after three years from the grant date, unless otherwise noted.

Name	Grant Date	Shares Granted	Remaining Vesting Dates
Beth E. Mooney	2/17/2014	160,895	2/17/2017
	2/16/2015	144,672	2/17/2018
Donald R. Kimble	2/17/2014	48,268	2/17/2017
	2/16/2015	47,018	2/17/2018
Christopher M. Gorman	2/17/2014	80,448	2/17/2017
	2/16/2015	90,419	2/17/2018
Edward J. Burke	2/17/2014	18,100	2/17/2017
	2/16/2015	37,976	2/17/2018
Dennis A. Devine	2/17/2014	13,877	2/17/2017
	2/16/2015	21,700	2/17/2018

 2016 Proxy Statement—Compensation of Executive Officers and Directors

2015 Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of restricted stock units during the year ended December 31, 2015, for the Named Executive Officers. The Named Executive Officers did not exercise any stock options in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Award Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Beth E. Mooney	—	—	2/17/2015(1)	31,528	446,121
	—	—	3/1/2015(2)	44,277	616,776
	—	—	3/2/2015(3)	9,113	127,767
	—	—	3/2/2015(4)	277,353	3,888,492
	—	—	3/13/2015(5)	1,242	18,028
				363,513	5,097,184
Donald R. Kimble Jr.	—	—	2/17/2015(1)	9,458	133,836
	—	—	6/3/2015(6)	67,071	995,334
				76,529	1,129,170
Christopher M. Gorman	—	—	2/17/2015(1)	15,764	223,060
	—	—	3/1/2015(2)	21,031	292,966
	—	—	3/2/2015(3)	6,938	97,266
	—	—	3/2/2015(4)	144,886	2,031,307
	—	—	3/13/2015(5)	649	9,418
				189,268	2,654,017
Edward J. Burke	—	—	2/17/2015(1)	8,868	125,479
	—	—	3/1/2015(2)	10,792	150,338
	—	—	3/2/2015(3)	3,809	53,398
	—	—	3/2/2015(4)	36,594	513,046
	—	—	3/2/2015(7)	7,104	99,593
	—	—	3/13/2015(5)	164	2,379
	—	—	5/19/2015(8)	5,829	88,069
				73,160	1,032,302
Dennis A. Devine	—	—	2/17/2015(1)	6,798	96,198
	—	—	3/1/2015(2)	8,302	115,653
	—	—	8/27/2015(9)	28,540	396,129
				43,640	607,980

(1)	Ms. Mooney and Messrs. Kimble, Gorman, Burke, and Devine each received a grant of restricted stock units on February 17, 2014, one-quarter of which vested on February 17, 2015.

(2)	Ms. Mooney and Messrs. Gorman, Burke and Devine each received a grant of restricted stock units as part of our long-term incentive program on March 1, 2013, one-quarter of which vested on March 1, 2015.

(3)	Ms. Mooney and Messrs. Gorman, and Burke each were required to defer a portion of their annual incentive award deferred into restricted stock units on March 2, 2012, one-quarter of which vested on March 2, 2015.

(4)	Ms. Mooney and Messrs. Gorman and Burke each received a grant of cash performance shares as part of our annual long-term incentive program on March 2, 2012, which were earned based on our performance between 2012 and 2014 and fully vested and were paid in cash on March 2, 2015.

(5)	Ms. Mooney and Messrs. Gorman and Burke each received a grant of cash performance shares as part of our annual long-term incentive program on March 2, 2012, which were earned based on our performance between 2012 and 2014 and fully vested and were paid in cash on March 2, 2015. The dividends earned prior to the award fully vesting were paid in cash on March 13, 2015.

(6)	Mr. Kimble received a grant of restricted stock units on June 3, 2013, in connection with his joining the Company, one-third of which vested on June 3, 2015.

(7)	Mr. Burke received a grant of restricted stock units on March 2, 2012, as part of our long-term incentive program, one-quarter of which vested on March 2, 2015.

(8)	Mr. Burke received a grant of restricted stock units on May 19, 2011, as part of our long-term incentive program, one-quarter of which vested on May 19, 2015.

(9)	Mr. Devine received a grant of restricted stock units on August 27, 2012, in connection with his joining the Company, one-quarter of which vested on August 27, 2015.

2015 Pension Benefits Table

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans as of December 31, 2015. Named Executive Officers who have not participated in KeyCorp’s defined benefit pension plans are excluded from this table.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Beth E. Mooney	Cash Balance Pension Plan	3	49,994
	Second Excess Cash Balance Pension Plan	3	96,020
Christopher M. Gorman	Cash Balance Pension Plan	18	191,574
	Second Excess Cash Balance Pension Plan	18	628,252
Edward J. Burke	Cash Balance Pension Plan	13	189,959
	Second Excess Cash Balance Pension Plan	13	423,289

KeyCorp previously maintained both a qualified Cash Balance Pension Plan (the “Pension Plan”) and a nonqualified Second Excess Cash Balance Pension Plan (the “Excess Plan”) in which employees, including Named Executive Officers, could participate. Credited service for Pension Plan and Excess Plan purposes was frozen as of December 31, 2009. Vesting service, however, continues to accrue.

Pension Plan

Effective December 31, 2009, KeyCorp froze the Pension Plan. Benefits accrued up through December 31, 2009, will continue to be credited with interest until the participant commences distribution of benefits. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2015, the Pension Plan’s interest crediting rate was 3.49%. For 2016, the Pension Plan’s interest crediting rate is 2.83%. Participants’ Pension Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

Excess Plan

KeyCorp established the Excess Plan effective January 1, 2005, and the Excess Plan was frozen on December 31, 2009. Benefits that accrued through December 31, 2009, continue to be credited with interest until distribution. The Excess Plan’s interest crediting rate is the same as the interest crediting rate for the Pension Plan. To be eligible to receive a distribution from the Excess Plan, a participant must be age 55 or older with a minimum of five years of vesting service. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Excess Plan benefits provided that, at the time of termination, the participant (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into an employment separation agreement (containing a full release with noncompete and nonsolicitation requirements) with us. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000, in which case it is distributed as a single lump sum payment).

Ms. Mooney and Messrs. Gorman and Burke participate in both the Pension Plan and Excess Plan.

 2016 Proxy Statement—Compensation of Executive Officers and Directors

2015 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2015 under our Deferred Savings Plan. All executive contributions and KeyCorp contributions to the Deferred Savings Plan are also included in current-year compensation presented in the 2015 Summary Compensation Table on page 45 of this proxy statement.

Name	Executive Contributions in Last FY ($)(1)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	160,408	14,100	(112,681)	—	2,757,947
Donald R. Kimble	30,462	14,100	(1,120)	—	29,342
Christopher M. Gorman	489,519	14,100	95,305	—	4,927,410
Edward J. Burke	—	—	(6,426)	—	256,824
Dennis Devine	24,946	14,100	(5,766)	—	273,420

(1)	Executive contributions and KeyCorp contributions in the last fiscal year are reflected in the 2015 Summary Compensation Table on page 45 of this proxy statement.

(2)	This column reflects the gain or loss based on the performance of each Named Executive Officers’ notional investments in the Deferred Savings Plan. Aggregate earnings (losses) in the last fiscal year are not reflected in the 2015 Summary Compensation Table on page 45 of this proxy statement because the earnings (losses) were neither preferential nor above-market.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and Company balances) at December 31, 2015, for each Named Executive Officer. KeyCorp contributions for Mr. Kimble are not included because they were deposited after December 31, 2015.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include: Ms. Mooney executive contributions of $2,175,737, and KeyCorp contributions of $805,020; Mr. Gorman executive contributions of $1,930,578, and KeyCorp contributions of $535,559; and Mr. Devine executive contributions of $53,631, and KeyCorp contributions of $53,631. Messrs. Kimble and Burke did not have previous executive and KeyCorp contributions to report.

Deferred Savings Plan

KeyCorp maintains the Deferred Savings Plan (“DSP”). Participating employees may defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the DSP once their compensation for the applicable plan year reaches the IRS compensation limits for the year. Prior to January 1, 2015, eligibility generally was restricted to employees based on salary grade. Effective January 1, 2015, eligibility was expanded to include employees with annual compensation exceeding IRS compensation limits for the year; however, the Compensation Committee (or its delegate) has the authority to exclude or include any employee from participating in the plan. We provide participants with an employer match on the first 6% of participant deferrals deferred under the DSP in excess of the IRS compensation limits. Effective January 1, 2015, we amended the DSP so that the employer match may not exceed 6% of the lesser of (i) $500,000 or (ii) the participant’s annual compensation. The employer match is subject to a 3-year vesting requirement. Prior to 2014, the DSP permitted us to make a discretionary profit sharing contribution in any amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized committee. Effective beginning in 2014, the discretionary profit sharing contribution feature was eliminated from the DSP.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest-bearing fund. The interest-bearing fund is credited with a monthly interest rate equal to 120% of the applicable long-term federal rate as published by the Internal Revenue Service. Distributions of vested DSP benefits are made upon the employee’s separation from service.

Potential Payments Upon Termination or Change of Control

The following table describes the compensation and benefit enhancements that would be provided to the Named Executive Officers in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees. The table describes our 2015 equity grant practices. To the extent relevant, prior practices are described in the footnotes.

Termination Event (1)	Severance Pay	Annual Incentive(3)	Stock Options	Restricted Stock Units(7)	Performance Awards	Nonqualified Pension Benefits(8)	Nonqualified Deferred Compensation(9)

Death	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of four years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Pro rata vesting	Full vesting of unvested balance with five years of service	Full vesting of unvested company contributions

Disability	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of five years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Pro rata vesting	Full vesting of unvested balance upon termination	Full vesting of unvested company contributions

Retirement	None	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of five years or normal expiration(5)(6)	Pro rata vesting(6)	Pro rata vesting	Full vesting of unvested balance	Full vesting of unvested company contributions with three years of service

Limited Circumstances	Up to 52 weeks salary continuation (capped at $530,000 in 2015)	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of three years or normal expiration	Pro rata vesting	Pro rata vesting	Unvested balance forfeited unless 25 years of service	Full vesting of unvested company contributions

Change of Control Termination	Two times sum of base salary and the target annual incentive (CEO receives a three-times benefit(2) Payment equal to 18 months COBRA premiums	Forfeited unless employed on payment date	Full vesting; all expire at earlier of two years or normal expiration	Full vesting	Full vesting	Full vesting of unvested balance	Full vesting of unvested company contributions Payment equal to two additional years of matching contributions under qualified and nonqualified retirement plans(2)

(1)	For purposes of the table above and, where applicable, the following tables, we define:

“Retirement” to mean a Named Executive Officer’s voluntary termination on or after age 55 with five years of service;

“Limited Circumstances” as a termination in which a Named Executive Officer becomes entitled to severance benefits under our Separation Pay Plan which generally provides all employees with benefits in the event of a loss of employment due to a reduction in staff. Although we may negotiate severance arrangements in the context

 2016 Proxy Statement—Compensation of Executive Officers and Directors

of any employee’s termination, we generally do not provide any Named Executive Officer with severance benefits solely upon an involuntary termination, other than in the context of a change of control. As a result, no information is included about payments or benefits in the event of an involuntary termination without cause; and

“Change of Control Termination” as a Named Executive Officer’s involuntary termination or voluntary termination for “good reason,” in each case within two years following a change of control.

(2)	Select executives who had Change of Control Agreements providing for a greater than two-times benefit when we restructured these agreements in 2012 were permitted to retain the greater benefit.

(3)	All employees are eligible to receive a discretionary annual incentive for the year of termination.

(4)	Prior to 2013, unvested awards pro rata vested upon death or disability.

(5)	Prior to 2013, vested stock options expired at earlier of three years or normal expiration.

(6)	Awards granted in 2013 or later fully vest if employee’s Retirement or Limited Circumstances termination occurs on or after age 60 with 10 years of service after first anniversary of grant.

(7)	Any restricted stock units attributable to annual cash incentives that were required to be deferred in accordance with our deferral requirements will vest in full on the remaining vesting dates if an employee terminates.

(8)	Please see the narrative to the Pension Benefits Table for more information about our nonqualified pension plans.

(9)	Please see the narrative to the Nonqualified Deferred Compensation Table for more information about our nonqualified deferred compensation plans.

2015 Post-Termination Tables

The following tables set forth the compensation that would be paid by KeyCorp to the Named Executive Officers assuming a termination of employment and/or Change of Control Termination on December 31, 2015, in the various scenarios outlined below. Except as otherwise noted below, the values reported for stock options, restricted stock units, and performance awards are based on the closing price of KeyCorp common shares on December 31, 2015, of $13.19 (less the applicable exercise price, in the case of stock options).

Beth E. Mooney

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	782,680	4,113,627	4,558,992	—	—	9,455,299
Disability	—	—	782,680	4,113,627	4,558,992	—	—	9,455,299
Retirement (1)	—	—	706,380	1,841,232	4,558,992	—	—	7,106,604
Limited Circumstances (2)	530,000	—	706,380	1,841,232	4,558,992	—	—	7,636,604
Change of Control Termination (3)	9,008,960	—	819,338	4,121,405	7,010,845	—	540,000	21,500,548

(1)	Ms. Mooney is retirement eligible and therefore would receive pro rata vesting treatment on all unvested, outstanding equity awards. Ms. Mooney is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Ms. Mooney would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Ms. Mooney is entitled to receive severance of three times the sum of her base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Donald R. Kimble

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	4,619	1,785,501	561,327	—	—	2,351,447
Disability	—	—	4,619	1,785,501	561,327	—	—	2,351,447
Retirement (1)	—	—	—	—	—	—	—	—
Limited Circumstances (2)	357,692	—	2,117	1,185,806	561,327	—	—	2,106,942
Change of Control Termination (3)	2,716,028	—	4,619	1,785,501	1,256,821	—	162,000	5,924,969

(1)	Mr. Kimble is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(2)	In the event of a termination under limited circumstances, Mr. Kimble would be entitled to salary continuation in the amount equal to 29 weeks of base salary as defined under the KeyCorp Separation Pay Plan.

(3)	Mr. Kimble is entitled to receive severance of two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as two additional years of deferred compensation matching contributions.

Christopher M. Gorman

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	398,205	2,248,145	2,277,451	—	—	4,923,801
Disability	—	—	398,205	2,248,145	2,277,451	—	—	4,923,801
Retirement (1)	—	—	361,753	970,217	2,277,451	—	—	3,609,421
Limited Circumstances (2)	530,000	—	361,753	970,217	2,277,451	—	—	4,139,421
Change of Control Termination (3)	6,922,436	—	417,357	2,254,062	3,669,435	—	414,000	13,677,290

(1)	Mr. Gorman is retirement eligible and therefore would receive pro rata vesting treatment on all unvested, outstanding equity awards. Mr. Gorman is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Mr. Gorman would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Mr. Gorman is entitled to receive severance of three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Edward J. Burke

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	108,629	2,812,605	551,382	—	—	3,472,616
Disability	—	—	108,629	2,812,605	551,382	—	—	3,472,616
Retirement (1)	—	—	96,022	826,288	551,382	—	—	1,473,691
Limited Circumstances (2)	530,000	—	96,022	1,303,776	551,382	—	—	2,481,180
Change of Control Termination (3)	4,825,043	—	113,324	2,821,909	1,030,225	—	288,000	9,078,501

(1)	Mr. Burke is retirement eligible and therefore would receive pro rata vesting treatment on all unvested, outstanding equity awards. Mr. Burke is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Mr. Burke would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

 2016 Proxy Statement—Compensation of Executive Officers and Directors

(3)	Mr. Burke is entitled to receive severance of three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Dennis A. Devine

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	29,396	1,114,195	396,241	—	—	1,539,832
Disability	—	—	29,396	1,114,195	396,241	—	—	1,539,832
Retirement (1)	—	—	—	—	—	—	—	—
Limited Circumstances (2)	338,462	—	19,701	714,044	396,241	—	—	1,468,448
Change of Control Termination (3)	2,325,043	—	29,396	1,114,195	692,792	—	138,000	4,299,426

(1)	Mr. Devine is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(2)	In the event of a termination under limited circumstances, Mr. Devine would be entitled to salary continuation in the amount equal to 32 weeks of base salary as defined under the KeyCorp Separation Pay Plan.

(3)	Mr. Devine is entitled to receive severance of two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as two additional years of deferred compensation matching contributions.

Directors’ Compensation

Consistent with our philosophy of aligning the economic interests of our directors and shareholders, directors’ compensation, paid to each non-employee director of KeyCorp, consists of: (i) a cash retainer and (ii) stock-based compensation, referred to as “deferred shares.” Ms. Mooney, as an employee of KeyCorp, does not receive any compensation for her service as a director. Annually, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable to KeyCorp directors in comparison to directors’ compensation payable at bank holding companies in our Peer Group (identified on page 41 of this proxy statement). The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation. For 2016, the Nominating and Corporate Governance Committee recommended and the Board approved a simplified director pay program which eliminates separate meeting fees and increases the amount of the director’s annual cash retainer and award of deferred shares. The annual cash retainer payable to the Chairs and Members of the Audit and Risk Committees also were adjusted in light of the continuing increased responsibilities of those roles. Director compensation for 2015 and 2016 is described in the following table:

Annual Compensation Element	2015 ($)	2016 ($)
Cash Retainer	50,000	70,000
Deferred Share Award	90,000	110,000
Risk Committee Member	—	10,000
Audit Committee Member	—	10,000
Risk Committee Chair	20,000	30,000
Audit Committee Chair	20,000	30,000
Nominating and Corporate Governance Committee Chair	10,000	10,000
Compensation & Organization Committee Chair	15,000	15,000
Lead Director	40,000	40,000

Per Meeting Compensation Element	2015 ($)	2016 ($)
Per Board and Committee Meeting (Live Meeting)	1,500	0
Per Board and Committee Meeting (Telephonic)	1,000	0

Deferral of Cash Retainer

Directors may elect to defer payment of all or a portion of their cash retainer to a future date. Under the Directors’ Deferred Share Sub-Plan, the deferred cash retainer is converted into deferred shares that are payable in KeyCorp common shares on the specified deferral date.

Deferred Shares

The Board has determined that a significant portion of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. Other than Ms. Mooney, each director receives an annual award of deferred shares consisting of restricted stock units under the Directors’ Deferred Share Sub-Plan. Each grant is subject to a minimum three-year deferral period, which is accelerated upon a director’s separation from the Board. The deferred shares are paid 50% in KeyCorp common shares and 50% in cash based on the value of a KeyCorp common share on the earlier of the last day of the deferral period or the date of the director’s separation from the Board.

Directors may elect to further defer the payment of any award of deferred shares beyond three years. If a further deferral election is made, 100% of these further deferred shares are paid in the form of KeyCorp common shares. Payment is not made on any further deferred shares until the designated deferral date, which may be beyond the director’s separation from the Board.

2015 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2015. Ms. Mooney, as an employee of KeyCorp, is not compensated for her services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Bruce D. Broussard	48,833	89,997	138,830
Joseph A. Carrabba	103,500	89,997	193,497
Charles P. Cooley	106,167	89,997	196,164
Alexander M. Cutler	140,000	89,997	229,997
H. James Dallas	91,833	89,997	181,830
Elizabeth R. Gile	101,167	89,997	191,164
Ruth Ann M. Gillis	98,333	89,997	188,330
William G. Gisel, Jr.	74,000	89,997	163,997
Richard J. Hipple	74,500	89,997	164,497
Kristen L. Manos	81,000	89,997	170,997
Demos Parneros	73,000	89,997	162,997
Barbara R. Snyder	74,000	89,997	163,997
David K. Wilson	80,500	89,997	170,497

(1)	Amounts reported in the “Fees Earned or Paid in Cash” column include fees for service as chair of a Board committee during 2015 as follows: Joseph A. Carrabba, Compensation and Organization Committee Chair; H. James Dallas (January to May) and Elizabeth R. Gile (May to December), Risk Committee Chair; and Ruth Ann M. Gillis (January to May) and Charles P. Cooley (May to December), Audit Committee Chair. For Alexander M. Cutler, the amount reported in the “Fees Earned or Paid in Cash” column includes fees for his service during 2015 as Chair of the Nominating and Corporate Governance Committee and as Lead Director.

(2)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 15 to the Consolidated Financial Statements of our 2015 Annual Report. On May 21, 2015, each director received a grant of 6,032 fully vested deferred shares at a fair market value of $90,000 rounded down to the nearest whole share. One-half of this deferred share award is payable in shares and one-half of this award is payable in cash on the third anniversary of the grant date unless they have elected to defer payment.

Audit Matters

Ernst & Young’s Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Ernst & Young, for fiscal years 2015 and 2014.

Services	2015 ($)	2014 ($)
Audit Fees (1)	7,132,000	6,653,000
Audit-Related Fees (2)	1,021,000	910,000
Tax Fees (3)	310,000	490,000
All Other Fees (4)	32,000	32,000
Total	8,495,000	8,085,000

(1)	Aggregate fees billed for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the years ended December 31, 2015 and 2014, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2015 and 2014, and respective audits of KeyCorp subsidiaries for fiscal years 2015 and 2014.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported as “audit fees” above. These services consisted of attestation and compliance reports in 2015 and 2014.

(3)	Aggregate fees billed for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp in 2015 and 2014.

(4)	Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2015 and 2014.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a Policy Statement on Independent Auditing Firm’s Services and Related Fees, which governs the Audit Committee’s pre-approval process for services provided by the independent audit firm and fees paid to such firm. Those services may include audit services, audit-related services, tax services, and other services. Any audit, audit-related, tax, or other services not incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement and that are proposed subsequent to that approval require the pre-approval of the Audit Committee, which may be delegated to the Chair of the Audit Committee, whose action on the request shall be reported at the next meeting of the full Audit Committee. Audit, audit-related, tax, and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals. The independent audit firm is required to regularly report to the Audit Committee regarding the extent of audit, audit-related, tax, and other services provided by the independent audit firm and the related fees for such services. During 2015, all services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee of the KeyCorp Board of Directors is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit KeyCorp’s financial statements. The independent audit firm is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for KeyCorp’s internal controls and financial reporting process.

Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. As part of this evaluation, the Audit Committee reviews and considers the results of the Public Company Accounting Oversight Board’s annual inspection of the independent external auditor. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. The Audit Committee oversees the audit fees negotiations associated with KeyCorp’s retention of the independent auditor and has the sole authority to approve the audit fees. In accordance with rules of the Securities and Exchange Commission, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to KeyCorp. In conjunction with this five-year mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the independent auditor’s new lead engagement partner. Pursuant to the five-year mandated rotation, a new lead engagement partner has been designated in 2016. Ernst & Young has been retained as KeyCorp’s independent external auditor continuously since the 1994 merger of KeyCorp and Society Corporation. Each of KeyCorp and Society Corporation had retained Ernst & Young prior to the 1994 merger. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as KeyCorp’s independent external auditor is in the best interests of KeyCorp and its investors. At each regularly scheduled meeting, the Audit Committee holds executive sessions and private meetings with individual members of management, internal audit, and the independent external auditor as the Audit Committee deems necessary.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2015 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Audit Committee has discussed with Ernst & Young the matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2015 that was filed with the Securities and Exchange Commission.

Audit Committee of the KeyCorp Board of Directors:

Charles P. Cooley (Chair)

H. James Dallas

Richard J. Hipple

Kristen L. Manos

PROPOSAL TWO: Ratification of Independent Auditor

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditor to examine the financial statements of KeyCorp and its subsidiaries for the year 2016. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of this appointment.

PROPOSAL THREE: Advisory Approval of KeyCorp’s Executive Compensation

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers at this Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act. At the 2011 Annual Meeting of Shareholders, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this choice. The next shareholder vote on the frequency of future votes on Named Executive Officer compensation will occur at our 2017 Annual Meeting of Shareholders.

The vote on the compensation of our Named Executive Officers will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, as described in the Compensation Discussion and Analysis section beginning on page 26 of this proxy statement, the Compensation Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by approximately 96% of the KeyCorp common shares represented at the 2015 Annual Meeting of Shareholders. As discussed in the Compensation Discussion and Analysis section beginning on page 26 of this proxy statement, the Compensation Committee believes that the compensation of our Named Executive Officers for 2015 is reasonable and appropriate in light of the 2015 performance of the company, is consistent with our pay-for-performance compensation philosophy, and helps to ensure the alignment of management’s interests with our shareholders’ interests to support long-term value creation.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive compensation is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s Named Executive Officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” this proposal.

PROPOSAL FOUR: Approval of KeyCorp’s 2016 Annual Performance Plan

General

We are asking shareholders to approve the material terms of the performance goals under the KeyCorp 2016 Annual Performance Plan (the “Annual Performance Plan”). The Annual Performance Plan (formerly known as the 2011 Annual Performance Plan) was most recently approved by KeyCorp’s shareholders on May 19, 2011. The purpose of the Annual Performance Plan is to advance the interests of KeyCorp and its shareholders and assist KeyCorp in attracting and retaining key employees by providing annual incentives that are intended to be deductible to the maximum extent possible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Shareholders are being asked to approve the material terms of the performance goals under the Annual Performance Plan, as amended and restated, in order to allow us to continue to provide awards under the Annual Performance Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally prevents us from deducting annual compensation of over $1 million paid to any “covered employees” (under current law, our Chief Executive Officer and our next three most highly compensated “named executive officers,” other than our Chief Financial Officer), except to the extent that the compensation qualifies as “performance-based compensation.” In order to qualify as “performance-based compensation,” among other conditions, our shareholders must re-approve the material terms of the performance goals at least once every five years. The material terms of the performance goals, which are described below, include the employees eligible to receive compensation under the plan, the list of performance objectives upon which performance goals may be based, and the maximum amount of compensation that could be paid to any employee under the plan.

The following summary describes the principal terms of the Annual Performance Plan. The description of the Annual Performance Plan is qualified by reference to the full text of the Annual Performance Plan, which is included as Appendix A to this proxy statement.

Summary of the Annual Performance Plan

Administration

The Annual Performance Plan is administered by the Compensation Committee. In administering the Annual Performance Plan, the Compensation Committee approves the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary for the administration of the Annual Performance Plan. Senior management executes the provisions of the Annual Performance Plan in accordance with the Compensation Committee’s directions. The Annual Performance Plan is interpreted and operated consistent with the intention that all awards granted under the Annual Performance Plan qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Eligibility

The individuals eligible to participate in the Annual Performance Plan consist of the Chief Executive Officer and such other officers of KeyCorp selected by the Compensation Committee, in its sole discretion, who are, or are likely to become, covered employees for purposes of Section 162(m) of the Internal Revenue Code. Currently, approximately four officers of KeyCorp are eligible to participate in the Annual Performance Plan.

Business Criteria Available to be Used for Corporate Performance Goals

On or before March 30 of each year, the Compensation Committee will select objective performance goals to be used in determining the total bonus “pool” available under the Annual Performance Plan. The bonus pool is a dollar amount calculated by reference to specified levels of, growth in, return on, or ratios involving one or more of the following “corporate performance goals”: earnings per share; earnings before or after interest, taxes, depreciation and amortization; total revenue; gross revenue; net revenue; net interest income; noninterest income; net income; net income before or after tax; net income after cost of capital; noninterest expense; efficiency ratio; return on equity; return on assets; economic profit added; loans; deposits; tangible equity; assets; net charge-offs; nonperforming assets; risk weighted assets; classified assets; criticized assets; allowance for loan and lease losses; total shareholder return; stock price; and pre-provision net revenue. The corporate performance goals may be described in terms of company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, region or function within KeyCorp, and may be made relative to the performance of other companies or indices.

Allocation of Bonus Pool and Maximum Awards

On or before March 30 of each year, the Compensation Committee will assign a percentage share of the bonus pool to each participant in the Annual Performance Plan, which will be the maximum amount that each participant can receive under the Annual Performance Plan for that year. No participant will be assigned a percentage share for any one fiscal year greater than $7,500,000.

Individual Performance Goals

The Compensation Committee may also establish individual performance goals for each participant, which may be based on corporate, business unit and individual financial and strategic objectives, which may be used by the Compensation Committee, in its sole discretion, to reduce the amount otherwise payable to a participant upon achievement of the applicable corporate performance goals.

Award Determinations

After the end of each year, the Compensation Committee will certify in writing the achievement of the corporate performance goals, the total bonus pool based on the achievement of the corporate performance goals and the maximum individual incentive opportunity earned by each participant based on the achievement of the corporate performance goals. At that time, the Compensation Committee will also assess each participant’s performance against any individual goals established for each participant. Based on this assessment and such other factors as the Compensation Committee shall determine, in its discretion, the Compensation Committee may reduce the amount of the bonus otherwise earned by any participant based on the achievement of the corporate performance goals.

The Compensation Committee may adjust the corporate performance goals or individual performance goals or the related levels of achievement as it deems appropriate and equitable based on changes in KeyCorp’s business, operations, corporate structure, capital structure, or the manner in which KeyCorp conducts its business, or other events or circumstances that render the corporate performance goals or individual performance goals unsuitable. However, no adjustment will be made that would cause an award payable under the Annual Performance Plan to fail to qualify as “performance-based compensation.”

 2016 Proxy Statement—Proposal Four: Approval of KeyCorp’s 2016 Annual Performance Plan

Payments

Awards earned under the Annual Performance Plan generally will be paid in cash within 70 days after the end of each year, provided that the participant remains employed by KeyCorp through the payment date. However, awards will be subject to mandatory deferral pursuant to such policies as may be maintained by KeyCorp from time to time, which may require that a portion of a participant’s Annual Performance Plan award be deferred and paid in the form of restricted stock units.

Forfeiture and Recovery of Awards

The Compensation Committee retains the right at all times to decrease or terminate any award under the Annual Performance Plan (or terminate the Annual Performance Plan with regard to all participants) in the event that extraordinary events or certain other business events result in an unanticipated, unintentional, or erroneous incentive payment to be made under the Annual Performance Plan, or if the award fails to conform with the intent of the Annual Performance Plan or KeyCorp’s risk policies and guidelines.

The Annual Performance Plan is subject to risk-adjustment under KeyCorp’s Incentive Compensation Program and Policy, as amended from time to time, which permits KeyCorp, in its sole discretion, to decrease, forfeit, or initiate a clawback of all or any part of a bonus or bonus opportunity under certain circumstances. Additionally, any bonus paid or payable under the Annual Performance Plan is subject to forfeiture and repayment under the KeyCorp Incentive Compensation Clawback Policy, as amended from time to time, or pursuant to any successor clawback or compensation recovery policy (whether as a result of a violation of KeyCorp’s Code of Ethics or otherwise).

Amendment and Termination of Annual Performance Plan

KeyCorp reserves the right to amend or terminate the Annual Performance Plan in whole or in part, at any time and for any reason, by action of the Board. However, KeyCorp would seek shareholder approval for any amendment or termination of the Annual Performance Plan to the extent required for awards granted under the Annual Performance Plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

Federal Income Tax Consequences

Under current Federal income tax law, a participant in the Annual Performance Plan will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the Annual Performance Plan (and upon the fair market value of any unrestricted shares of common stock delivered in settlement of restricted share units, as applicable to awards subject to deferral pursuant to KeyCorp’s mandatory deferral policies). Generally, and subject to compliance with the provisions of Section 162(m) of the Internal Revenue Code, KeyCorp will receive a federal income tax deduction corresponding to the amount of income recognized by a participant in the Annual Performance Plan.

Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Annual Performance Plan.

Vote Required

Approval of the Annual Performance Plan will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the approval of the material terms of the performance goals under the Annual Performance Plan.

PROPOSAL FIVE: Shareholder Proposal Seeking to Separate the Chairman and Chief Executive Officer Roles

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 621 Seventeenth Street, No. 2000; Denver, Colorado, 80293-2001; telephone number: 303-355-1199. Mr. Armstrong owns 20,080 KeyCorp common shares. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement appear below, printed verbatim from his submission. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLUTION

That the shareholders of KEYCORP request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

STATEMENT

The proposal’s proponent, a longterm shareholder of KEYCORP, caused the declassification of its director terms from three years to one year and its elimination of super-majority requirements.

In the 2012 annual meeting, he presented this proposal and shareholders strongly supported it voting 389,063,993 shares, 54% of shares voted, in its favor.

Instead of adoption, our Board increased duties of its “Lead Director,” a-person heading Eaton Corporation plc as Chairman and Chief Executive Officer, governed by tax codes of Ireland, a corporate income tax inversion. This does not seem beneficial to shareholders as earnings remain reduced reflected by dividends of only 30¢ annually compared to $1.46 in 2007. Tangible book value in 2007 was $16.47 per share compared to $10.65 at year end 2014.

Compensation for KeyCorp’s Chairman/President has increased while she has become a board member of AT&T where she received $280,702 as compensation in 2014. Additional income came from appearing at conferences. The proponent believes an “independent” chairman would not allow time away while KeyCorp is unable to restore its earnings.

Please note terminations of the persons holding similar dual roles at Target Corporation and Dupont.

DuPont’s failures were placed upon its Board Chair and Chief Executive Officer who was ousted by its board in the same manner that Target Corporation’s board ousted its Chairman/Chief Executive Officer a year earlier. In 2009, less than 12% of incoming CEO’s were also made chairman compared to 48% in 2002. Studies have confirmed under-performing companies lacking an “independent” chairman and companies, worldwide, are routinely separating positions of Chairman and CEO (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer, 2010).

An independent board chairman has been found to improve financial performance. A 2007 Booz & Co., study found that in 2006, all under-performing North American companies with long-tenured CEO’s lacked an independent chairman (The Era of the Inclusive Leader. Booz Allen Hamilton, 2007).

Norges Bank Investment Management stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”

If you agree, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement

The Board of Directors has carefully reviewed the proposal and recommends that the shareholders vote AGAINST it. The Board believes that independent Board leadership is important and that it should have the flexibility to consider all relevant factors and select the most appropriate leadership structure for the Company’s circumstances at any given time. The current Board leadership structure and practices continue to provide for robust independent Board leadership and oversight of management.

The Board believes that KeyCorp should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles instead of adopting this shareholder proposal’s “one-size-fits-all” approach. Although the Board currently believes that it is in the best interests of KeyCorp and its shareholders to combine the Chairman and Chief Executive Officer roles, the Board has and will continue to evaluate this structure on an annual basis to assure that it continues to be appropriate. In this regard, our Regulations (bylaws) provide the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it deems appropriate from time to time and on a case-by-case basis.

Our Board is committed to robust independent Board leadership. The Board’s independent leadership and oversight responsibilities are realized through the guidance of our independent Lead Director, through our independent Board committee chairs, and through the full involvement of each of our 13 independent directors. KeyCorp’s independent directors have elected Alexander M. Cutler as the Board’s independent Lead Director for 2016. Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors;

•	if requested by major shareholders, is available for consultation and direct communication;

•	advises on the retention of independent consultants to the Board;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent committee Chairs and provides guidance, coordination, and advice for the committees;

•	together with the Chair of the Compensation Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer; and

•	is available for additional duties as they may arise.

The Lead Director seeks input from independent directors with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent directors while engaging in the agenda-building process. He is also in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp, and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage. In addition, the Lead Director interviews all candidates for election to the Board and oversees changes to the composition of Board committees.

 2016 Proxy Statement—Board of Directors Recommendation and Statement

Annually, in connection with the annual election of the Lead Director, the independent directors assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is conducted by the Board in executive session with the Lead Director excused from participation.

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. The average tenure of our Board members is 5.1 years. We added three new directors since 2014, and we have added a total of nine new directors since 2010. In addition, upon completion of the Merger with First Niagara, we will add three current members of First Niagara’s board of directors to our Board.

Since 2011, KeyCorp has been well served by Beth Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations.

Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, and a primarily independent Board provide the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place, result in the Board effectiveness and efficiency that our shareholders expect.

The Board annually (or more often if a new Chief Executive Officer is selected) considers KeyCorp’s leadership structure in light of KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. As a large financial institution subject to significant regulation, KeyCorp—now more than ever in this era of heightened and increasing regulatory expectations—must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, through our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

Our ongoing dialogue with our shareholders reinforces our belief that the Board should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles. Accordingly, we believe that this shareholder proposal’s “one-size-fits-all” approach to board leadership is not in the best interests of KeyCorp and its shareholders and for these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Vote Required

Approval of this shareholder proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “AGAINST” this proposal.

General Information about the Annual Meeting

Matters to Be Presented

KeyCorp’s Board of Directors is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares will vote on your behalf using their best judgment.

How Votes Will Be Counted

Each KeyCorp common share is entitled to one vote on each matter to be considered at the Annual Meeting.

To transact business at the Annual Meeting, a majority of KeyCorp’s outstanding common shares must be present in person or by proxy. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.

You may vote “FOR” or “AGAINST,” or choose to “ABSTAIN” from voting for, each nominee for the Board of Directors and for each of the other proposals. Generally, choosing to “ABSTAIN” from a vote is counted as a vote “AGAINST” a particular proposal. However, a vote to “ABSTAIN” from the election of any director (as in Proposal One of this proxy statement) will not be counted as a “FOR” or “AGAINST” vote. Even if you choose to “ABSTAIN” on any or every proposal, your shares will still be counted toward the quorum.

If you hold your shares through a broker, your broker’s ability to vote your shares for you is governed by the rules of the New York Stock Exchange. Without your specific instruction, a broker or other nominee may only vote your shares on routine proposals. Your broker will submit a proxy card on your behalf but leave your shares unvoted on non-routine proposals—this is known as a “broker non-vote.” Without your specific instruction, your broker will not vote your shares on Proposals One (Election of Directors), Three (Advisory Approval of KeyCorp’s Executive Compensation), Four (Approval of KeyCorp’s 2016 Annual Performance Plan) and Five (Shareholder Proposal Seeking to Separate the Chairman and Chief Executive Officer Roles), which the New York Stock Exchange considers “non-routine” proposals. Non-votes will not be counted “FOR” or “AGAINST” these proposals. Proposal Two is a routine matter on which your broker will vote without your instruction. Therefore, broker non-votes are not expected to occur with respect to Proposal Two.

To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card in the enclosed envelope. KeyCorp common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not vote at all on an otherwise properly-executed proxy card or your properly submitted online instruction gives no voting direction whatsoever, the proxies will vote your shares “FOR” the election of the nominees named herein as directors (Proposal One), “FOR” the ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2016 (Proposal Two), “FOR” advisory approval of KeyCorp’s executive compensation (Proposal Three), “FOR” the approval of KeyCorp’s 2016 Annual Performance Plan (Proposal Four) and “AGAINST” the shareholder’s proposal seeking to separate the Chairman and Chief Executive Officer roles (Proposal Five).

 2016 Proxy Statement—General Information about the Annual Meeting

Revoking a Proxy

If you have submitted your proxy and would like to revoke it, you may do so any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Secretary of KeyCorp revoking your proxy, (ii) filing a new, subsequently dated proxy (whether by proxy card, online, or telephone), or (iii) by attending the Annual Meeting and electing to vote your shares in person. Your presence at the Annual Meeting alone will not revoke your proxy.

Cost of Proxy Solicitation

KeyCorp will pay for preparing, printing, and mailing these proxy materials. Officers and employees of KeyCorp and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for those efforts. KeyCorp has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated cost of $15,000 plus expenses. KeyCorp will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.

Attending the Annual Meeting

In Person

If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own KeyCorp common shares before entering the meeting. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of KeyCorp common shares is proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Online Access

The Annual Meeting will be webcast live on our website: www.key.com/ir. Please visit the website before the meeting starts to determine if you need additional software to view the webcast.

Additional Information

Proxy Statement Proposals for the 2017 Annual Meeting of Shareholders

The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2017 Annual Meeting of Shareholders is December 9, 2016.

Other Proposals and Director Nominations for the 2017 Annual Meeting of Shareholders

KeyCorp’s Regulations sets an advance notice procedure for director nominations and for proposals a shareholder wishes to present directly at an annual meeting (rather than submitting for inclusion in our proxy statement under Rule 14a-8). Shareholder proposals submitted outside of Rule 14a-8 for the 2017 Annual Meeting of Shareholders must be received by the Secretary of KeyCorp no less than 60 and no more than 90 days before the meeting. Article I, Section 8 of KeyCorp’s Regulations specifies the information and statements that must be included in any shareholder proposal. The KeyCorp proxy relating to the 2017 Annual Meeting of Shareholders will give the proxy holders the discretion to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in KeyCorp’s Regulations.

Shareholders who wish to nominate a person for election as a director of KeyCorp at an annual meeting must strictly comply with the requirements of Article II, Section 2(b) of KeyCorp’s Regulations, including providing notice to the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. Article II, Section 2(b) of KeyCorp’s Regulations specifies the information and statements that must be included in any shareholder recommendation.

A copy of our Regulations was attached as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission and available through its website (www.sec.gov). Upon written request to the Secretary of KeyCorp, KeyCorp will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.

Shareholder nominations or proposals should be submitted to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The Secretary will direct the materials to the Chair of the Nominating and Corporate Governance Committee.

Eliminating Duplicative Proxy Materials

A single Notice of Internet Availability of Proxy Materials or a single copy of our 2015 Annual Report on Form 10-K and this proxy statement will be delivered to multiple shareholders who live at the same address. If you live at the same address as another shareholder and would like to receive your own copy of the Notice of Internet Availability of Proxy Materials, 2015 Annual Report, or this proxy statement, please contact KeyCorp’s transfer agent, Computershare Investor Services, LLC, by telephone at (800) 539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. A separate copy of the Notice of Internet Availability of Proxy Materials, or of our 2015 Annual Report and this proxy statement, will be delivered to you promptly and without charge.

If you live at the same address as another shareholder and are receiving multiple copies of our proxy materials, please contact Computershare at the telephone number or address above if you only want to receive one copy of those materials.

Annual Report

KeyCorp will provide without charge to each beneficial holder of KeyCorp common shares on the record date, upon written request of any such person, a copy of our 2015 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Any such request should be made in writing to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114.

APPENDIX A

KeyCorp 2016 Annual Performance Plan

1. Purpose. The purpose of the KeyCorp 2016 Annual Performance Plan (the “Plan”), is to advance the interests of KeyCorp and its shareholders and assist KeyCorp in attracting and retaining key employees by providing annual incentives that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was originally approved by the Board of Directors of KeyCorp on January 20, 2011 and was amended on March 10, 2016. The Plan was first approved by KeyCorp’s shareholders on May 19, 2011 and is subject to re-approval by KeyCorp’s shareholders as provided pursuant to Section 162(m) of the Code and the regulations thereunder.

2. Administration. The Compensation and Organization Committee of KeyCorp’s Board of Directors (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan. It is the responsibility of senior management of KeyCorp to execute the provisions of the Plan in accordance with the Committee’s directions. All decisions of the Committee shall be final and binding upon all parties including KeyCorp and the participants. All awards granted under this Plan are intended to qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

3. Participation. The participant group will consist of the Chief Executive Officer and such other officers of KeyCorp selected by the Committee who either are, or are determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code.

4. Establishment of Incentive Opportunities.

(a) On or before March 30 of each year, the Committee shall select objective performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, return on or ratios involving, the Corporate Performance Goals, which may include any one or more of the following:

(i) Earnings per share,

(ii) Earnings before or after interest, taxes, depreciation and amortization,

(iii) Total revenue,

(iv) Gross revenue,

(v) Net revenue,

(vi) Net interest income,

(vii) Noninterest income,

(viii) Net income,

(ix) Net income before or after tax,

(x) Net income after cost of capital,

(xi) Noninterest expense,

(xii) Efficiency ratio,

 2016 Proxy Statement—Appendix A: KeyCorp 2016 Annual Performance Plan

(xiii) Return on equity,

(xiv) Return on assets,

(xv) Economic profit added,

(xvi) Loans,

(xvii) Deposits,

(xviii) Tangible Equity,

(xix) Assets,

(xx) Net Charge-Offs,

(xxi) Nonperforming assets,

(xxii) Risk Weighted Assets,

(xxiii) Classified assets,

(xxiv) Criticized assets,

(xxv) Allowance for loan and lease losses,

(xxvi) Total shareholder return,

(xxvii) Stock price, and

(xxviii) Pre-provision net revenue

The Corporate Performance Goals may be described in terms of company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function within, KeyCorp. The Corporate Performance Goals may be made relative to the performance of other corporations or indices.

(b) On or before March 30 of each year, the Committee will assign a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity for any one fiscal year of greater than $7,500,000.

(c) A participant’s Individual Incentive Opportunity in any year is the maximum amount that a participant can receive under this Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity may be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year or any other measure) and on the achievement of individual goals (collectively, the “Individual Performance Goals”) all as determined by the Committee, in its sole discretion to reduce the amount otherwise payable hereunder upon achievement of the Corporate Performance Goals. The Committee will establish any Individual Performance Goals, including the relative allocations to corporate, business unit and individual performance annually for each participant.

(d) If the Committee determines that a change in KeyCorp’s business, operations, corporate structure or capital structure, or in the manner in which it conducts its business, or other events or circumstances render the Corporate Performance Goals or Individual Performance Goals unsuitable, the Committee may in its discretion adjust such Corporate Performance Goals or Individual Performance

Goals or the related level of achievement, in whole or in part, as the Committee deems appropriate and equitable, including, without limitation, to exclude the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges; provided, however, that in no event will any such adjustment be made that would an award payable under the Plan to fail to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

5. Award Determination.

(a) After the end of each year, the Committee will certify in writing the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals, along with the Individual Incentive Opportunity with respect to each participant.

(b) After the end of each year, the Committee will assess each participant’s performance against any Individual Performance Goals and will make a determination as to whether, and to what extent, such goals have been achieved. Based on this assessment and such other factors as the Committee shall determine, in its discretion, the Committee will determine whether the participant is entitled to all (but not more than all) of his or her Individual Incentive Opportunity or whether a lesser amount (or none at all) has been earned. In no event shall a reduction of the Individual Incentive Opportunity of a participant result in an increase of the Individual Incentive Opportunity for another participant.

6. Bonus Payments. Awards that are earned under the Plan by a participant with respect to a fiscal year will be paid in cash within 70 days following the end of that year, provided that the participant remains employed by KeyCorp or an affiliate through the date of payment. Notwithstanding the preceding sentence, awards shall be subject to mandatory deferral pursuant to such policies as may be maintained by KeyCorp from time to time.

7. Additional Committee Discretion/Clawback.

(a) Notwithstanding anything contained herein to the contrary, in the event that extraordinary events, the later determination of unprofitable and/or detrimental business or business relationships, or market related events or circumstances, result in an unanticipated, unintentional, or erroneous incentive payment(s) to be made under the Plan, or if the incentive amount generated under the Plan fails to conform with the intent of the Plan or otherwise is found to be contrary to KeyCorp’s risk policies and guidelines, the Committee retains the right at all times to decrease or terminate any incentive payment(s) to be paid under the Plan, as well as terminate the Plan with regard to any or all Plan participants. Such modifications also may be made on a retroactive basis if the Committee determines that the modifications are necessary to properly reflect the intended compensation structure of the Plan including applicable risk requirements.

(b) The Plan is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. Accordingly, any Aggregate Incentive Opportunity, Individual Incentive Opportunity and any bonus payable hereunder (whether paid in cash or subject to mandatory deferral pursuant to applicable KeyCorp policy) is subject to risk-adjustment in accordance with the procedures set forth in the Incentive Compensation Program and Policy. These procedures permit KeyCorp, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of a bonus or bonus opportunity under certain circumstances, including in the event that a participant receives a “Does Not Meet” risk rating as part of his or her annual performance review, and/or in the event that the participant’s business unit experiences negative pre-provision net revenue (before allocated costs) or significant credit, market or operational

 2016 Proxy Statement—Appendix A: KeyCorp 2016 Annual Performance Plan

losses. If a significant risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk-adjustment of a bonus or bonus opportunity under the Plan.

(c) Any bonus paid or payable hereunder shall be subject to forfeiture and repayment to KeyCorp pursuant to the KeyCorp Incentive Compensation Clawback Policy, as amended from time to time, or pursuant to any successor clawback or compensation recovery policy adopted by KeyCorp to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or any applicable securities exchange (the “Clawback Policy”).

(d) If it is determined that a participant has engaged in conduct that is in violation of the KeyCorp Code of Ethics or KeyCorp Corporate Policies and/or procedures, the participant’s entitlement to and the payment of any incentive compensation under this Plan shall be subject to forfeiture and repayment to KeyCorp as provided in the Clawback Policy. KeyCorp maintains the right at all times to offset from any incentive payment to be made under the Plan the dollar value of any loss to KeyCorp or to a KeyCorp client or customer resulting from the participant’s conduct. Notwithstanding any Plan provision to the contrary, if a participant fails to complete and/or file all required regulatory filing(s) for transactions that require such regulatory filings, then in such event, the participant will not be entitled to receive any incentive consideration under the Plan for the transaction until the participant completes all requisite regulatory filings.

8. Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

9. Corporate Assets. Participants and their beneficiaries shall have the status of general unsecured creditors of KeyCorp. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between a participant, KeyCorp, or any other person. Incentive compensation shall be subject to payment only in accordance with the terms of the Plan.

10. No Present Interest. Subject to any federal and/or state statute to the contrary, no right or benefit under the Plan and no right or interest in a participant’s incentive earned prior to payment shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void, except to the extent that the Committee, in its discretion, permits a participant to designate one or more beneficiaries to receive any amount payable under the Plan in the event of the Participant’s death. No right, interest, or benefit under the Plan shall be liable for or subject to the debts, contracts, liabilities, or torts of a participant or beneficiary. If a participant or beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan, such attempt shall be void and unenforceable.

11. Reservation of Rights. KeyCorp reserves the right to amend and/or terminate the Plan in whole or in part, at any time for any reason, by action of the Board of Directors.

12. No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any participant hereunder to continue his or her employment with KeyCorp, and nothing herein contained shall be construed as a commitment on the part of KeyCorp to continue the employment, rate of compensation or terms and conditions of employment of any participant hereunder for any period. All participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

13. Benefits. Nothing in the Plan shall be construed to confer any right or claim for Plan benefits upon any person, firm, or corporation other than the participants and their beneficiaries.

14. Precedent. Except as otherwise specifically agreed to by KeyCorp in writing, no action taken in accordance with the Plan by KeyCorp shall be construed or relied upon as a precedent for similar action under similar circumstances.

15. Withholding. KeyCorp shall withhold any tax, which KeyCorp in its discretion deems necessary to be withheld from any payment to any participant, former participant, or beneficiary hereunder, by reason of any present or future law.

16. Parties Bound. The Plan shall be binding upon KeyCorp, all participants, former participants, and their beneficiaries hereunder and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.

17. Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

18. Successors. The provisions of this Plan shall bind and inure to the benefit of KeyCorp and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of KeyCorp.

19. Compliance with Section 23A and Section 23B of the Federal Reserve Act. Notwithstanding any other Plan provision to the contrary, a participant shall not earn any incentive compensation under the Plan for any transaction engaged in by the participant that violates the provisions of Federal Reserve Act Section 23A and Section 23B and the Federal Reserve Board Regulation W.

20. Compliance with the Corporate Risk and Safety and Soundness Requirements. It is understood by each participant that it is the intent of KeyCorp to comply with the requirements of the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as to ensure that all KeyCorp incentive plans conform with the KeyCorp Incentive Compensation Program and Policy and KeyCorp’s Enterprise Risk Management risk requirements and policies. As a condition of Plan participation, each participant acknowledges KeyCorp’s intent to comply (i) with the requirements of the law and applicable regulatory guidance, as the same may change from time to time, (ii) with the KeyCorp Incentive Compensation Program and KeyCorp’s Enterprise Risk Management risk requirements, policies, and risk metrics, and (iii) with its continuing obligation to maintain the safety and soundness of the organization. Accordingly, each participant agrees that any and all incentive awards either already paid or to be payable under the Plan will be subject to reduction, forfeiture or clawback to the extent that KeyCorp determines that such reduction, forfeiture, or clawback is necessary or advisable in order to comply with its obligations hereunder.

001CSN1F9F

PLEASE PRESENT THIS NOTICE AS YOUR ADMISSION TICKET IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 19, 2016

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2016 Proxy Statement and the 2015 Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/key to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 9, 2016 to facilitate timely delivery.

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The KeyCorp Annual Meeting of Shareholders will be held on May 19, 2016 at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 8:30 a.m., local time.

For directions, please call (216) 689-4221.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2017 are:

Bruce D. Broussard, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.

2.	Ratification of the appointment of independent auditor Ernst & Young LLP for the fiscal year ending December 31, 2016.

3.	Advisory approval of executive compensation.

4.	Approval of KeyCorp’s 2016 Annual Performance Plan.

5.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
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Internet – Go to www.envisionreports.com/key. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 9, 2016.

02A9PB

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 19, 2016.

Vote by Internet • Go to www.envisionreports.com/key • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors								B	Proposals
The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees:									The Board of Directors recommends a vote FOR Proposal 2.
		For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
	01 - Bruce D. Broussard	☐	☐	☐	02 - Joseph A. Carrabba	☐	☐	☐	2.	Ratification of the appointment of independent auditor.	☐	☐	☐
	03 - Charles P. Cooley	☐	☐	☐	04 - Alexander M. Cutler	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 3.
	05 - H. James Dallas	☐	☐	☐	06 - Elizabeth R. Gile	☐	☐	☐	3.	Advisory approval of executive compensation.	For	Against	Abstain
											☐	☐	☐
	07 - Ruth Ann M. Gillis	☐	☐	☐	08 - William G. Gisel, Jr.	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 4.
	09 - Richard J. Hipple 11 - Beth E. Mooney	☐ ☐	☐ ☐	☐ ☐	10 - Kristen L. Manos 12 - Demos Parneros	☐ ☐	☐ ☐	☐ ☐	4.	Approval of KeyCorp’s 2016 Annual Performance Plan.	For ☐	Against ☐	Abstain ☐

	13 - Barbara R. Snyder	☐	☐	☐	14 - David K. Wilson	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 5.
									5.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.	For ☐	Against ☐	Abstain ☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KeyCorp	+

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 19, 2016

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Michelle L. Potter, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 19, 2016, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2017 are:
Bruce D. Broussard, Joseph A. Carrabba, Charles P. Cooley, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2016.
3.	Advisory approval of executive compensation.
4.	Approval of KeyCorp’s 2016 Annual Performance Plan.
5.	Shareholder proposal seeking to separate the Chairman and Chief Executive Officer roles.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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